Exhibit 2.1

PURCHASE AGREEMENT

EXECUTION VERSION

PURCHASE AGREEMENT

BY AND BETWEEN

THE TRAXIS GROUP B.V.

AND

HENNESSY CAPITAL ACQUISITION CORP.

RELATING TO THE PURCHASE OF CAPITAL STOCK OF

SCHOOL BUS HOLDINGS INC.

DATED AS OF SEPTEMBER 21, 2014

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Annex I —	Operations of the Acquired Entities Prior to Closing
Annex II —	Board of Directors and Committee Members of the Purchaser

Exhibit A —	Proposals with Respect to the Second Amended and Restated Certificate of Incorporation that are Required to be Adopted for Closing
Exhibit B —	Form of Omnibus Equity Incentive Plan
Exhibit C —	Form of Registration Rights Agreement
Exhibit D —	Phantom Plan Assignment
Exhibit E —	Form of Indemnification Agreement for Seller Board Appointees
Exhibit F —	Form of Seller Lock-up Agreement
Exhibit G —	Form of Sponsor Lock-up Agreement

Purchaser Disclosure Schedule
Seller Disclosure Schedule

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of September 21, 2014, is made by and between The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands (the “Seller”), and Hennessy Capital Acquisition Corp., a Delaware corporation (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller owns all of the outstanding shares of capital stock of School Bus Holdings Inc., a Delaware corporation (the “Company”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, all of the outstanding shares of capital stock of the Company (collectively, the “Shares”);

WHEREAS, in furtherance of the acquisition of the Shares by Purchaser and in accordance with the terms hereof, Purchaser shall provide an opportunity to its stockholders to have their Offering Shares (as defined below) redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Purchaser Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of Purchaser for the Transactions (as defined below) (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, Hennessy Capital Partners I LLC (the “Sponsor”) has delivered to the Seller a Backstop and Subscription Agreement (the “Backstop Agreement”), dated as of the date hereof, pursuant to which, among other things, the subscribers named therein have agreed to (i) purchase shares of Purchaser Common Stock in the open market or in privately negotiated transactions with third parties; (ii) subscribe for and purchase from the Purchaser shares of Purchaser Common Stock; (iii) not transfer or otherwise redeem any of their respective Purchaser Common Stock; and (iv) vote any of their respective Purchaser Common Stock (as defined below) in favor of certain matters (including the Transactions (as defined below) and certain other proposals of the Company in respect of its Proxy Statement (as defined below)), all on the terms and subject to the conditions set forth therein;

WHEREAS, the Sponsor has delivered to the Seller a Subscription Agreement (the “Preferred Subscription Agreement”, and together with the Backstop Agreement, the “Investor Agreements”), dated as of the date hereof, pursuant to which, among other things, the subscribers named therein have agreed to subscribe for, and purchase from the Purchaser, Preferred Shares (as defined in the Preferred Subscription Agreement) on the terms and subject to the conditions set forth therein; and

WHEREAS, the Sponsor has delivered to the Seller a Voting and Support Agreement (the “Founder Voting Agreement”), dated as of the date hereof, pursuant to which, among other things, the Persons indicated on the signature pages thereof have agreed to vote their Purchaser Common Stock in favor of certain matters, including the transactions contemplated hereby and during the period prior to the Closing (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

“2014 Financial Statements” means the final audited consolidated statement of operations and consolidated statement of cash flows of the Company and its Subsidiaries for fiscal year 2014.

“Acquired Entities” means the Company, together with each Subsidiary of the Company.

“Action” means any action, lawsuit, claim, suit, arbitration, hearing, examination or judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, or by or before any Governmental Authority.

“Additional Indebtedness” means any additional Indebtedness other than Indebtedness incurred or that may be incurred in accordance with the Credit Agreement as in effect as of the date of this Agreement.

“Additional Purchaser SEC Reports” has the meaning set forth in Section 4.06(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation of the Purchaser, filed on January 16, 2014.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including each of the Investor Agreements and the documents entered in connection therewith.

“Applied Purchaser Expenses” has the meaning set forth in Section 2.03(b).

“Backstop Agreement” has the meaning set forth in the recitals.

“Balance Sheet Date” means June 28, 2014.

“Business” means the businesses of the Acquired Entities as conducted as of the date hereof and as of the Closing.

“Business Combination” has the meaning set forth in Section 5.17.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or the Netherlands are authorized or obligated by Law to close.

“Cash Purchase Price” means the positive amount equal to (i) the Final Purchaser Trust Amount, plus (ii) the Preferred Offering Proceeds (if any), plus (iii) the Common Offering Proceeds (if any), minus (iv) Applied Purchaser Expenses (if any).

“Claims” has the meaning set forth in Section 5.17.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Offering” means, collectively, the Tranche I Common Offering and the Tranche II Common Offering, as defined in the Backstop Agreement.

“Common Offering Proceeds” means the amount of gross proceeds from the Common Offering received by Purchaser for newly issued Purchaser Common Stock (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or taxes or the withholding of such amounts in connection therewith).

“Company” has the meaning set forth in the recitals.

“Company Indemnitees” has the meaning set forth in Section 9.01(a).

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, databases, compilations, data files, user interfaces, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all documentation, including user manuals, relating to the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 20, 2014, by and between the Company and Purchaser.

“Contracts” means all legally binding contracts, leases, mortgages, notes, indentures, commitments, agreements, licenses and arrangements.

“Copyrights” means all U.S. and foreign published and unpublished works of authorship (including Computer Software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of June 27, 2014, among the Company, certain of its Subsidiaries, the Lenders party thereto and Societe Generale, as Administrative Agent.

“Disclosure Schedule” means the Seller Disclosure Schedule and Purchaser Disclosure Schedule, collectively.

“Documents” means, collectively, each agreement, instrument, document and certificate necessary for the consummation of the transactions contemplated by this Agreement.

“Effective Time” has the meaning set forth in Section 2.05.

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any third party alleging violations of Environmental Laws, or liability based on exposure to or Releases of Hazardous Materials (i) at, on or from any Real Property or (ii) from or onto any facilities which received Hazardous Materials generated by the Company or any of its Subsidiaries.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including those imposing liability or establishing requirements for the use, storage, handling, treatment, release of, exposure to, and disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act, 33 U.S.C. 1251 et seq., as amended.

“ERISA” means of the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a person required at any particular time to be aggregated with any of the Acquired Entities under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Excess Purchaser Expenses” has the meaning set forth in Section 10.01(a).

“Exchange Act” means The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal Securities Laws” has the meaning set forth in Section 5.08(c).

“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(a).

“Financial Statements” has the meaning set forth in Section 3.05(a).

“FIRPTA Certificate” has the meaning set forth in Section 5.16.

“Founder Common Stock” has the meaning set forth in Section 5.14.

“Founder Stockholder” means each person who is a “Stockholder” under the Founder Voting Agreement.

“Founder Voting Agreement” has the meaning set forth in the recitals.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Government Bid” means any proposal or offer, solicited or unsolicited made by an Acquired Entity at any time in the one (1) year period prior to the Closing Date which, if accepted by the offeree, would result in a Government Contract. A Government Bid (i) includes any proposal or offer made by an Acquired Entity that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by an Acquired Entity that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any Contract of an Acquired Entity under which the Acquired Entity has performance obligations to (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor to any

Governmental Authority, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body, or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means (a) those substances defined in or regulated as pollutants, contaminants, or hazardous or toxic substances, materials or wastes under Environmental Laws; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated byphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period thereunder, if required.

“Improvements” shall have the meaning set forth in Section 3.08(d).

“Indebtedness” means any liabilities or obligations, whether contingent or otherwise (including penalties, interest and premiums): (i) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) constituting a capital lease; (iv) any obligation for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (vii) all obligations with respect to swaps, collars, hedges and other derivative instruments or agreements; (viii) amounts drawn on letters of credit and bankers’ acceptances; and (ix) guarantees of the liabilities described in clauses (i) through (viii) above of any other Person; provided, however, trade accounts payable and other ordinary course operating liabilities of the Acquired Entities shall not constitute Indebtedness.

“Intellectual Property” means (i) Trademarks; (ii) Patents; (iii) Trade Secrets; (iv) Copyrights; and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Investigation” means any administrative, civil, criminal or other inquiry, review, indictment or investigation by any Governmental Authority.

“Investor Agreements” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 5.17.

“IT Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Computer Software, hardware and equipment (including all databases, firmware and related documentation), necessary for or otherwise material to the conduct of the Business of each of the Acquired Entities as currently conducted by such Acquired Entities.

“Law” means any material law (statutory, common or otherwise), including any material statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.08(b).

“Licensed Intellectual Property” means the Intellectual Property licensed to the Acquired Entities.

“Liens” means any pledges, claims, liens, charges, mortgages, easements, encumbrances, security interests or other similar restrictions.

“Management Incentive Plan” has the meaning set forth in Section 5.08(c).

“Material Adverse Effect” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (i) has had a material adverse effect on the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of the Acquired Entities, taken as a whole, or (ii) has or would reasonably be expected to prevent, materially impair or materially delay the Seller from consummating the Transactions; provided, however, that “Material Adverse Effect” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Material Adverse Effect: (A) the entry into or announcement or pendency of this Agreement or the Transactions, in each case, including (x) by reason of the identity of, or facts or circumstances relating to the Purchaser or any of its Affiliates, (y) by reason of any communication by the Purchaser or any of its Affiliates regarding the plans or intentions with respect to the conduct of the Business following Closing and (z) the impact of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators, (B) effects, changes, events, developments, circumstances or conditions that generally affect the industry in which the Acquired Entities operate; (C) general business or economic conditions; (D) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any actual or threatened military or terrorist attack, (E) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates), (F) changes in GAAP, (G) changes in Law or other binding directives issued by any Governmental Authority; (H) earthquakes, hurricanes, floods, or other natural disasters; (I) any matter of which the Purchaser is aware on the date hereof; (J) acts or omissions of the Seller or any Acquired Entity carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Purchaser; (K) the announcement of this Agreement and the transactions contemplated hereby; or (L) the failure, in and of itself, of the Acquired Entities to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics provided, however, that with respect to each of clauses (B) through (G), any effect, change, event, development or circumstance referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, change, event, development or circumstance has a disproportionate effect on the Acquired Entities compared to other participants in the industries in which such Acquired Entities primarily conduct their businesses.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Dealer” has the meaning set forth in Section 3.20.

“Material Supplier” has the meaning set forth in Section 3.20.

“Material Tangible Property” has the meaning set forth in Section 3.08.

“Micro Bird Entities” means Micro Bird Holdings, Inc. and its Subsidiaries.

“Nasdaq” means the Nasdaq Capital Market.

“Non-Trust Expense Account” means funds held by Purchaser for payment of expenses in an account outside of the Purchaser Trust.

“Offer” has the meaning set forth in the recitals.

“Offer Documents” has the meaning set forth in Section 5.08(c).

“Offering Shares” has the meaning set forth in Section 5.08(a).

“Order” has the meaning set forth in Section 3.11.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Owned Intellectual Property” means the Intellectual Property owned by the Acquired Entities.

“Owned Real Property” has the meaning set forth in Section 3.08(c).

“Patents” means all U.S. and foreign inventions and discoveries, and all patents and patent applications therefor, including divisions, continuations, continuations-in-part, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Acquired Entity to own, lease and operate its properties or to carry on the Business.

“Permitted Lien(s)” means (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that (A) are set forth in title insurance commitments made available to Purchaser, (B) do not materially detract from the value of, or materially impair the use of, such property by the Acquired Entities in the operation of their respective businesses, or (C) other exceptions with respect to title to the Real Property (including, without limitation, easements and other matters of public record) that do not materially interfere with the current and currently intended use of such Real Property. (ii) Liens of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or which are set forth on Section 1.1 (Permitted Liens) of the Seller Disclosure Schedule, (iii) Liens for taxes, assessments or governmental charges or levies on property not yet due and delinquent or being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Acquired Entities or which are set forth on Section 1.1 (Permitted Liens) of the Seller Disclosure Schedule, (iv) Liens securing purchase money Indebtedness incurred in the ordinary course of business, (v) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (vi) deposits by or on behalf of any Acquired Entity to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, which do not in any case materially detract from the value of the Intellectual Property subject thereto, (viii) other Liens created in the ordinary course of business and not incurred in connection with Indebtedness and (ix) other Liens set forth on Section 1.1 (Permitted Liens) of the Seller Disclosure Schedule.

“Permitted Withholding Tax Payments” means the payment of withholding taxes related to the Special Dividend in the aggregate amount not to exceed $2,000,000.

“Person(s)” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Phantom Plan” means the Company’s Amended and Restated Phantom Award Plan, adopted by the Company in February 2007 and restated in its entirety in February 2010, as amended.

“Phantom Plan Assignment” has the meaning set forth in Section 5.15.

“Phantom Plan Awards” means each of the awards outstanding under the Phantom Plan.

“Phantom Plan Participant” means each participant in the Phantom Plan pursuant to a Phantom Plan Award.

“Plans” has the meaning set forth in Section 3.13(a).

“Preferred Offering” means the offering of Preferred Shares pursuant to the Preferred Subscription Agreement.

“Preferred Offering Proceeds” means the amount of gross proceeds from the Preferred Offering received by Purchaser for Preferred Shares (which amount, for the avoidance of doubt, will not be reduced for the payment by any Person of any fees (including any up-front commitment fee), commissions, expenses, other amounts or taxes or the withholding of such amounts in connection therewith).

“Preferred Shares” has the meaning set forth in the Recitals.

“Preferred Subscription Agreement” has the meaning set forth in the recitals.

“Preliminary Proxy Statement” means the preliminary proxy statement of the Purchaser initially filed with the SEC in connection with the Transactions.

“Prospectus” means that certain final prospectus of the Purchaser, filed January 17, 2014, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Proxy Statement” has the meaning set forth in Section 5.08(a).

“Public Shareholders” has the meaning set forth in Section 5.17.

“Public Warrants” means the 11,500,000 warrants to purchase one-half share of Purchaser Common Stock at an issue price of $5.75 per half share, which are listed on NASDAQ under the ticker symbol “HCACW”.

“Purchase Price Common Stock” means a number of shares of Purchaser Common Stock equal to the quotient of (i) the positive amount equal to (A) the Total Purchase Price minus (B) the Cash Purchase Price divided by (ii) $10.00.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Balance Sheet” has the meaning set forth in Section 4.06.

“Purchaser Certifications” has the meaning set forth in Section 4.06.

“Purchaser Common Stock” means shares of common stock of Purchaser, par value $0.0001 per share, with an offering price at Closing of $10.00 per share.

“Purchaser Disclosure Schedule” means a Schedule referencing the appropriate section or clause of this Agreement and delivered by the Purchaser to the Seller on or prior to the date hereof.

“Purchaser Governing Documents” has the meaning set forth in Section 5.08.

“Purchaser MAE” means any effect, change, event, development or circumstance that, individually or in the aggregate with all other effects, changes, events, developments or circumstances, (i) has had a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations, properties, assets or liabilities of the Purchaser and its Subsidiaries, taken as a whole or (ii) has or would reasonably be expected to prevent, materially impair or materially delay the Purchaser from consummating the Transactions; provided, however, that “Purchaser MAE” shall not include the following, nor shall any of the following be taken into account in determining whether there has been a Purchaser MAE: (A) general business or economic conditions; (B) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index, and any changes in interest or exchange rates); (C) changes in GAAP; (D) changes in Law or other binding directives issued by any Governmental Authority; (E) any matter of which the Seller is aware on the date hereof; and (F) acts or omissions of the Purchaser carried out (or omitted to be carried out) pursuant to this Agreement or at the request of the Seller.

“Purchaser Parties” has the meaning set forth in Section 10.03.

“Purchaser Required Approvals” has the meaning set forth in Section 4.08.

“Purchaser SEC Reports” has the meaning set forth in Section 4.06.

“Purchaser Trust” means that certain trust account of Purchaser with Continental Stock Transfer & Trust Company, acting as trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Trust Agreement, dated as of January 16, 2014, by and between Purchaser and Continental Stock Transfer & Trust Company, and delivered to the Seller prior to the date hereof.

“Purchaser Trust Amount” has the meaning set forth in Section 4.07.

“Purchaser’s Knowledge” or any similar phrase, with respect to the Purchaser, means the actual knowledge of Kevin Charlton, Daniel Hennessy, Chuck Lowrey and Nicholas Petruska.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Lease” has the meaning set forth in Section 3.08(b).

“Registered” means, with respect to Intellectual Property, issued, registered, renewed or the subject of a pending application.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment, in violation of Environmental Laws.

“Released Party” has the meaning set forth in Section 10.17.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.08.

“Second Amended and Restated Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Purchaser, in the form attached as an exhibit to the Preliminary Proxy Statement, as the same may be modified with the prior written consent of the Seller and in accordance with the further terms hereof.

“Second Amended and Restated Certificate of Incorporation Required Proposals” means the proposals with respect to the Second Amended and Restated Certificate of Incorporation set forth in Exhibit A hereto, as the same may be modified with the prior written consent of the Seller and in accordance with the further terms hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a party to this Agreement.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Notice” has the meaning set forth in Section 2.03(b).

“Seller Disclosure Schedule” means a schedule of the Company referencing the appropriate section or clause of this Agreement and delivered by the Seller to the Purchaser on or prior to the date hereof, as may be subsequently amended in accordance with the terms of this Agreement.

“Seller Parties” has the meaning set forth in Section 10.03.

“Seller’s Knowledge” or any similar phrase, with respect to the Seller or the Acquired Entities, means the actual knowledge of Phil Horlock, Phil Tighe, Dale Wendell, John Kwapis and Paul Yousif.

“Shareholder Approval” has the meaning set forth in Section 5.19.

“Shares” has the meaning set forth in the recitals.

“Special Dividend” has the meaning assigned to such term in the Credit Agreement.

“Special Meeting” means the special meeting of stockholders to be held by the Purchaser to approve the matters set forth in the Proxy Statement.

“Sponsor” has the meaning set forth in the recitals.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50.1% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity. None of the Micro Bird Entities is a “Subsidiary”.

“Subsidiary Interests” has the meaning set forth in Section 3.01(c).

“Tax” or “Taxes” means any tax, charge, duty, fee, levy or other similar assessment or liability (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, goods and services, harmonized sales, use, services, transfer, withholding, employment, payroll, franchise, profits, capital gains, customs, capital stock, occupation, severance, windfall profits, stamp, license, social security, goods and services harmonized sales, and other taxes imposed by the United States or Canada or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Canada or any such government, and any interest, penalty, or addition to tax attributable to any of the foregoing.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, schedule, estimate and information Tax Return and other information required to be supplied to a taxing authority in connection with any Tax) relating to any Tax, including any amendments thereof.

“Termination Date” has the meaning set forth in Section 7.03(b).

“Total Purchase Price” has the meaning set forth in Section 2.02.

“Trade Secrets” means confidential and proprietary information, trade secrets and know-how, including confidential processes, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret.

“Trademarks” means all U.S., state, and foreign trademarks, service marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, whether registered or unregistered, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Transaction Expense Statement” has the meaning set forth in Section 10.01(c).

“Transaction Expenses” has the meaning set forth in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement, including the sale and transfer of the Shares by Seller to Purchaser.

“Updated Seller Disclosure Schedule” has the meaning set forth in Section 5.02.

“Waivers” has the meaning set forth in Section 5.19.

“Warrant Exchange Offer” has the meaning set forth in Section 5.18.

“Warrant Offer Documents” has the meaning set forth in Section 5.18.

ARTICLE II

TERMS OF PURCHASE AND SALE

Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all Liens (except for (a) Liens created by, or on behalf of, the Purchaser and (b) Liens consisting of restrictions on transfer generally arising under applicable federal or state securities Law), and the Purchaser shall purchase and acquire from the Seller, the Shares.

Section 2.02 Total Purchase Price. The aggregate purchase price for the Shares shall be $255,000,000 (the “Total Purchase Price”), consisting of (i) the Cash Purchase Price and (ii) the Purchase Price Common Stock.

Section 2.03 Cash Purchase Price .

(a) No later than 6:00 pm local time in New York, NY on the date on which the Offer has concluded, the Purchaser shall notify the Seller in writing of the amount of cash held by the Purchaser Trust upon conclusion of the Offer (including, without limitation, any amounts contributed to the Purchaser Trust in connection with the underwriter’s over-allotment option (as described in the Proxy)), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith (the “Final Purchaser Trust Amount”).

(b) Following delivery of the Transaction Expense Statements pursuant to Section 10.01 and prior to the Closing but not less than two (2) Business Days prior to the Closing, the Seller shall have the right, but not the obligation, to deliver to the Purchaser a written notice (“Seller Closing Notice”) setting forth, in the Seller’s sole discretion, such portion, if any, of the Purchaser’s Transaction Expenses (other than the Purchaser’s Transaction Expenses which Purchaser, in its sole discretion, elects to have paid from the then-balance of the Non-Trust Expense Account) that shall be paid from the Purchaser Trust pursuant to Section 10.01 (the “Applied Purchaser Expenses”).

(c) At the Closing, the Purchaser shall pay the Cash Purchase Price to the Seller in cash, by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller prior to the Closing.

Section 2.04 Purchase Price Common Stock. At the Closing, the Purchaser shall (i) issue to the accounts designated by the Seller in writing the Purchase Price Common Stock, free and clear of all Liens (except for (a) Liens created by, or on behalf of, the Purchaser and (b) Liens consisting of restrictions on transfer generally arising under applicable federal or state securities Law), and (ii) make appropriate book entries (to the accounts designated by the Seller in writing prior to Closing) evidencing the issuance to Seller of the shares of Purchaser Common Stock comprising the Purchase Price Common Stock, and evidence of the same shall be delivered to the Seller pursuant to a certificate to the foregoing effect, signed by a duly authorized officer of the Purchaser and delivered to the Seller at the Closing.

Section 2.05 Closing Date. Unless another date, location or time is mutually agreed upon by the Purchaser and the Seller, and subject to a party’s right to earlier terminate this Agreement as set forth in Article VII hereof, the consummation of the transactions contemplated hereby (“Closing”) shall take place at the offices of Schulte Roth & Zabel LLP in New York, New York, at 10:00 a.m. local time on the third Business Day after satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions. The date on which the Closing takes place is herein referred to as the “Closing Date.” The Closing will be effective as of 12:01 a.m. New York time on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement to take place at the Closing shall be deemed to occur simultaneously at such time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in (i) the Seller Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement) and (ii) the Preliminary Proxy Statement, the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 3.01 Organization and Qualification; Acquired Entities.

(a) Each of the Seller, the Acquired Entities and the Micro Bird Entities is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed (as applicable) and has full corporate, limited liability or other applicable business entity power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each Acquired Entity and Micro Bird Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Acquired Entity is in default under or in violation of any material provision of such Acquired Entity’s Organizational Documents.

(c) Section 3.01(c) of the Seller Disclosure Schedule lists, as of the date of this Agreement, each of the Acquired Entities and Micro Bird Entities, the interests of such Acquired Entity or Micro Bird Entity owned directly or indirectly by the Seller (the “Subsidiary Interests”), and its jurisdiction of organization or formation (as applicable). The Subsidiary Interests have been validly issued, fully paid and non-assessable.

Section 3.02 Capitalization.

(a) Section 3.02(a) of the Seller Disclosure Schedule sets forth, as of the date of this Agreement, all of the authorized, issued and outstanding capital stock of the Company. Except as set forth in Section 3.02(a) of the Seller Disclosure Schedule, as of the date of this Agreement, there are no outstanding (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity is a party or is otherwise obligated relating to any equity securities of the Company.

(b) All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Seller free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

(c) No Acquired Entity and, to the Seller’s Knowledge, no joint venture to which any Acquired Entity is a party, directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person, other than the Micro Bird Entities. Section 3.02(c) of the Seller Disclosure Schedule sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Acquired Entity and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), owns, directly or indirectly, any equity or equity-related securities. Except as set forth in its Organizational Documents, all outstanding equity securities of each Subsidiary of the Company and, to the Seller’s Knowledge, each joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), in each case, (except to the extent such concepts are not applicable under the applicable law of such Subsidiary’s or joint venture’s jurisdiction of formation) have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights (except to the extent provided by applicable law and other than such rights as may be held by any Acquired Entity), restrictions on transfer (other than restrictions under applicable federal, state, provincial and other securities laws), or Liens (other than Permitted Liens) and, except with respect to each joint venture, are majority owned, beneficially and of record, by another Acquired Entity. Except as set forth on Schedule 3.02(c), there are no outstanding (i) equity securities of any Subsidiary of the Company or, to the Seller’s Knowledge, of any joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), (ii) securities of any Subsidiary of the Company or, to the Seller’s Knowledge, of any joint venture having the right to vote on any matters on which the holders of equity securities of such Subsidiary may vote or which are convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), (iii) options or other rights to acquire from any Subsidiary of the Company or, to the Seller’s Knowledge, any joint venture and no obligation of any Subsidiary of the Company or, to the Seller’s Knowledge, any joint venture to which an Acquired Entity is a party (including the Micro Bird Entities), to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or, as applicable, any such joint venture or (iv) proxies, voting agreements or other agreements or arrangements to which any Acquired Entity or, to the Seller’s Knowledge, a joint venture to which an Acquired Entity is a party (including the Micro Bird Entities) is a party or is otherwise obligated relating to any equity securities of any of the Company’s Subsidiaries.

Section 3.03 Authority. The Seller has the requisite power and authority to execute, deliver and enter into this Agreement, and the other Ancillary Agreements to which it is a party, and to consummate the Transactions. The execution and delivery by the Seller of this Agreement and the other Ancillary Agreements to which it is a party have been duly authorized by all necessary action on the part of Seller. The Seller has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 3.04 No Conflict.

(a) Except as may result from any facts or circumstances relating solely to Purchaser, and except as set forth in Section 3.04 of the Seller Disclosure Schedule, the execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, (i) conflict with or result in any breach of any material provision of any Acquired Entity’s Organizational Documents, or, to the Seller’s Knowledge, any Organizational Documents for any joint venture to which an Acquired Entity is a party, (ii) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the material terms, conditions or provisions of any Material Contract, (iii) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the material assets of the Seller, any Acquired Entity or, to the Seller’s Knowledge, any joint venture to which any Acquired Entity is a party, or (iv) assuming that all filings, notifications, consents, approvals or other actions described in Section 3.04(b) of the Seller Disclosure Schedule have been made and/or obtained and any applicable waiting period has expired or been terminated, conflict with or violate any Law applicable to the Seller or any Acquired Entity or by which any property or asset of any Acquired Entity is bound or affected, except for any such conflicts, violations or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement by the Seller will not, require any Regulatory Approval except for the requirements of the HSR Act, the Federal Securities Laws or any U.S. state securities or “blue sky” laws and where the failure to obtain Regulatory Approval, would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.05 Financial Statements; No Undisclosed Liabilities.

(a) Section 3.05 of the Seller Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of September 29, 2012 and September 28, 2013 and the related audited consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the fiscal years then ended, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 29, 2013 and June 28, 2014 and the related unaudited consolidated statements of comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the nine-month periods then ended (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (ii) fairly present, in all material respects, the consolidated financial position of the Acquired Entities as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments)).

(c) If delivered by the Seller to the Purchaser under Section 5.12, the 2014 Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (ii) fairly present, in all material respects, the consolidated financial position of the Acquired Entities as of the dates thereof and their consolidated results of operations for the periods then ended (including year-end reserve, accrual and tax accounting adjustments).

(d) Except for matters reflected or reserved against in the Financial Statements, neither the Company nor any Subsidiary has any liabilities of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company nor any Subsidiary (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) would not have a Material Adverse Effect.

Section 3.06 Absence of Certain Changes. Since the Balance Sheet Date, (i) each of the Acquired Entities has conducted the respective businesses of such Acquired Entities only in the ordinary course of business consistent with past practice, (ii) there has not occurred any event, change, occurrence, effect, fact, violation, development or circumstance of the type described in Section 5.04(a)(i) through (ix), and (iii) there has not occurred a Material Adverse Effect.

Section 3.07 Taxes.

(a) Tax Returns. Each of the Acquired Entities has timely filed or caused to be timely filed (including pursuant to applicable extensions) with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, such Acquired Entity. All such filed Tax Returns are true, correct and complete in all material respects.

(b) Payment of Taxes. Each of the Acquired Entities has timely paid in full all material Taxes that are due and owing whether or not shown on such filed Tax Returns.

(c) Other Tax Matters.

(i) Except as set forth in Section 3.07 of the Seller Disclosure Schedule, (A) none of the Acquired Entities is currently the subject of an audit or other examination of material Taxes by the tax authorities of any nation, state or locality and (B) none of the Acquired Entities has received any written notice from any taxing authority relating to any issue which could have an adverse effect in any material respect on the Tax liability of the Acquired Entities after the date hereof.

(ii) None of the Acquired Entities has entered into an agreement or waiver that will be in effect after the date hereof or been requested to enter into an agreement or waiver that could be in effect after the date hereof extending any statute of limitations relating to the payment, assessment or collection of Taxes of the Acquired Entities.

(iii) All material Taxes which any of the Acquired Entities was required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party have been duly withheld or collected (including, but not limited to, Code Section 3402), and have been timely paid over to the proper authorities to the extent due and payable.

(iv) There are no tax sharing, allocation, indemnification or similar agreements in effect as between any of the Acquired Entities and any other Person (other than the Acquired Entities) under which the Acquired Entities could be liable for the Taxes of another Person after the date hereof.

(v) There are no Liens with respect to any Taxes of the Acquired Entities other than Permitted Liens.

(vi) No jurisdiction where no Tax Return has been filed or no Tax has been paid by any Acquired Entity has made a claim for the payment of any Acquired Entity Tax or the filing of any Acquired Entity Tax Return.

(vii) No Acquired Entity is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction or any prepaid amount.

(viii) No Acquired Entity is or has ever been a beneficiary of or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(ix) No Acquired Entity has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355.

(x) The representations and warranties in this Section 3.07 are the sole and exclusive representations and warranties of the Seller regarding Tax matters of the Acquired Entities and refer only to the past activities of the Acquired Entities and are not intended to serve as a representation to or a guarantee of, nor can they be relied upon for, any Tax position taken on or after the Closing Date.

Section 3.08 Tangible Property; Real Property.

(a) The Acquired Entities have good title to all material machinery, equipment and other tangible personal property reflected as owned by the Acquired Entities in the Financial Statements and necessary for the conduct of their businesses as currently conducted (“Material Tangible Property”), except for Material Tangible Property sold or disposed of since the Balance Sheet Date in the ordinary course of business, free of any Liens (other than Permitted Liens). Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear), is free from material defects and has been reasonably maintained.

(b) There are no real property leases in effect on the date of this Agreement to which any Acquired Entity is a party that requires any Acquired Entity to pay more than $250,000 annually in rental payments or has a remaining term greater than one year (each, a “Real Property Lease”). Except as set forth in Section 3.08 of the Seller Disclosure Schedule, to the Seller’s Knowledge, as of the date of this Agreement, the applicable Acquired Entity has valid leasehold interests in the real property leased by them under each Real Property Lease (the “Leased Real Property”), in each case, free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not subleased or otherwise granted any Person the right to use or occupy any Leased Real Property. The Acquired Entities have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein.

(c) The real property listed on Section 3.08(c) of the Seller Disclosure Schedule consists of all the real property owned by the Acquired Entities (the “Owned Real Property”). The applicable Acquired Entity has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). The Acquired Entities have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property. Except with respect to any Leased Real Property, none of the Acquired Entities are obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property.

(d) Neither the whole nor any part of the Real Property is subject to any material pending suit for condemnation or other taking by any public authority, and, to the Seller’s Knowledge, no such condemnation or other taking is threatened or contemplated. (i) To the Seller’s Knowledge, the use and occupancy of the Real Property by the Acquired Entities and the conduct of the Business thereat as presently conducted does not violate in any material respect any applicable Laws (including zoning Laws); (ii) to the Seller’s Knowledge, there are no leases, subleases, licenses, or other agreements granting to any Person (other than the Acquired Entities) the right of use or occupancy of any portion of the Real Property (except under the Leased Real Property); (iii) to the Seller’s Knowledge, all buildings, structures, facilities and improvements located on the Owned Real Property, including buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply in all material respects with valid and current certificates of occupancy or similar permits to the extent required by Laws for the use thereof, and conform in all material respects with all applicable Laws; and (iv) to the Seller’s Knowledge, the Improvements are in all material respects in good operating condition and repair (ordinary wear and tear excepted).

Section 3.09 Intellectual Property.

(a) Section 3.09(a) of the Seller Disclosure Schedule sets forth a true and complete list, in all material respects, of all Registered Owned Intellectual Property.

(b) All Registered Owned Intellectual Property is subsisting and, to the Seller’s Knowledge, is valid and enforceable.

(c)(i) The Acquired Entities own or have the right to use all material Intellectual Property used in the operation of the Business as it is currently conducted, free and clear of all Liens other than Permitted Liens; (ii) there are no pending or, to the Knowledge of the Seller or any of the Acquired Entities, threatened interference, re-examination, opposition or cancellation proceedings involving the Owned Intellectual Property; (iii) none of the Owned Intellectual Property has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by any Acquired Entities; and (iv) each of the Acquired Entities has taken commercially reasonable actions to protect, and where necessary register, the Copyrights, Trademarks, Computer Software, Patents and Trade Secrets owned by or licensed exclusively to such Acquired Entities.

(d) No Action (i) is pending and has been served, or (ii) has settled or been threatened in writing in the last three years, in each case, concerning any claim or position that any of the Acquired Entities has violated any Intellectual Property rights of any Person. To the Seller’s Knowledge, none of the Acquired Entities is infringing, violating or misappropriating, or has infringed, violated or misappropriated any Intellectual Property rights in any material respect in the last three years.

(e) The Seller has no Knowledge that any Person is violating any material Owned Intellectual Property.

(f) To the Sellers Knowledge, each of the Acquired Entities have taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of such Acquired Entities. To the Seller’s Knowledge, no unauthorized disclosure of any such Trade Secret has been made.

(g) Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, will not result in the forfeiture, cancellation, termination or other material impairment of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Acquired Entities to own or use or otherwise exercise any other rights that the Acquired Entities currently have with respect to any Owned Intellectual Property, Licensed Intellectual Property or Computer Software that is, individually or in the aggregate, material to the Business.

(h)(i) To the Seller’s Knowledge, the material IT Systems used in the operation of the Business are adequate in all material respects for their intended use and for the operation of the Business by the Acquired Entities, and are in good working condition (normal wear and tear excepted), and to the Seller’s Knowledge, such material IT Systems are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems, and (ii) there has not been any material malfunction with respect to any of the IT Systems used by the Acquired Entities in connection with the operation of the Business since January 1, 2011 that has not been remedied or replaced in all material respects. The Acquired Entities have in place commercially reasonable measures to protect the confidentiality and security of the material IT Systems (and all information and transactions stored or contained therein) against any unauthorized use, or access. The Acquired Entities have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures. None of the Acquired Entities has been notified by, or, to the Seller’s Knowledge, been required to notify, any Person of any information security breach involving Personal Data.

Section 3.10 Material Contracts.

(a) Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, none of the Acquired Entities is a party to or bound by any Contract (including any Government Contract) currently in effect and of the following nature (all such Contracts required to be disclosed by this Section 3.10, collectively, the “Material Contracts”):

(i) pursuant to which, the Company or any of its Subsidiaries incurred Indebtedness exceeding $1,000,000 for which any Acquired Entity will be liable following the Closing;

(ii) that (A) involve the performance by the Acquired Entities of services of an amount or value (as measured by the revenue derived therefrom during the fiscal year ended September 28, 2013) in excess of $1,000,000 annually or (B) involve payments by the Acquired Entities in excess of $1,000,000 annually, unless, in the case of clauses (A) and (B), terminable by the Acquired Entities on not more than 60 days’ notice without material penalty;

(iii) which involve, as parties thereto, any Acquired Entity on the one hand, and any of the directors, officers or other Affiliates of any Acquired Entity (other than any other Acquired Entity), on the other hand exceeding $250,000;

(iv) which prohibits any Acquired Entity from freely engaging in any material business;

(v) that relates to the future disposition or acquisition of material assets or properties by any Acquired Entity except in the ordinary course of business, or any merger or business combination with respect to any other Person;

(vi) requiring or providing for any capital expenditure in excess of $1,000,000;

(vii) for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of $250,000 (other than any “at-will” contract that may be terminated by any party thereto upon thirty (30) days or less advance notice);

(viii) under which any Acquired Entity leases, or is provided with the right to hold or operate, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(ix) under which any Acquired Entity leases, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(x) which establish a joint venture, strategic alliance or material partnership;

(xi) which involve the license or grant of rights to Intellectual Property material to the Business but excluding (1) any inbound agreements that have individual acquisition costs of $250,000 or less relating to “shrink wrap”, “click wrap” and similar generally available end-user licenses to software, (2) any outbound agreements that involve consideration of less than $250,000 over the twelve (12) months prior to the date of this Agreement; (3) any nonexclusive license to Owned Intellectual Property granted in the ordinary course of business, and (4) any non-disclosure agreements or Company employee agreements; and

(xii) each Real Property Lease.

(b) As of the date of this Agreement, (i) each Material Contract is in full force and effect, and is a valid and binding obligation of (A) the Acquired Entities party thereto, and (B) to Seller’s Knowledge, each other party thereto; (ii) the applicable Acquired Entity is not in material breach or material violation of, or material default under any such Material Contract; (iii) no Material Contract has been terminated in writing by any other party thereto; (iv) to Seller’s Knowledge, no other party is in material breach or material violation of, or material default under, any Material Contract; and (v) no Acquired Entity has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. The Seller has furnished or made available to Purchaser true and complete copies of all Material Contracts, including any amendments to such Material Contracts.

Section 3.11 Litigation. There is no Action pending or, to the Seller’s Knowledge, threatened against any Acquired Entity, or any property or asset of any Acquired Entity, that if adversely determined, individually, or in the aggregate, would have a Material Adverse Effect. No Acquired Entity nor any property or asset of any Acquired Entity is subject to any continuing Permit, settlement agreement or similar written agreement with, or, to the Seller’s Knowledge, continuing Investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority (an “Order”) that would prevent or materially delay consummation of the Transactions or would have a Material Adverse Effect. For the avoidance of doubt, this Section 3.11 shall not apply to Taxes or environmental matters. All representations and warranties in relation to Taxes are set forth in Section 3.07 and all representations and warranties in relation to environmental matters are set forth in Section 3.12.

Section 3.12 Environmental Matters. Except as set forth in Section 3.12 of the Seller Disclosure Schedule, (a) each Acquired Entity is in compliance with Environmental Laws in all material respects, possesses and is in material compliance with all Permits required under Environmental Laws for its operations and, to Seller’s Knowledge, there are no issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning Hazardous Materials that would reasonably be expected to have a Material Adverse Effect; (b) without limiting the generality of the foregoing, the Acquired Entities hold and are in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws; (c) there is no judicial proceeding or order of any Governmental Authority pending or, to the Seller’s Knowledge, threatened by a third party against any Acquired Entity alleging a liability under any Environmental Laws, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (d) no Acquired Entity has identified Hazardous Materials contamination at or is remediating Hazardous Materials at any Owned Real Property or Leased Real Property pursuant to any Environmental Law, except as would not reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (e) no Acquired Entity has contractually assumed any liability of any other Person (other than an Acquired Entity) arising out of or pursuant to Environmental Laws and Permits that would have a Material Adverse Effect or is subject to any unresolved consent decrees, administrative or judicial orders, judgments or settlement agreements, in either case, that would reasonably be expected to result in any liability under Environmental Law which is material to the Acquired Entities; (f) to Seller’s Knowledge, there have been no Releases of Hazardous Materials at any of the Real Property that would reasonably be expected to result in a material Environmental Claim against Seller or any Acquired Entity; (g) none of Seller or any Acquired Entity has received written notice that it has been identified as a potentially responsible party in respect of any real property to which Hazardous Materials generated by any Acquired Entity were sent for treatment or disposal; and (h) there are no Environmental Claims or unresolved written notices of material violations (including any investigatory, corrective or remedial obligation) pending, or to the Seller’s Knowledge threatened, against any Acquired Entity. The Seller has made available to Purchaser all material environmental assessments, reports, data, results of investigations or audits created within the past three years that are in the Acquired Entities’ possession or control regarding environmental matters pertaining to the Acquired Entities and the Real Property.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Seller Disclosure Schedule lists all material “employee benefit plans” within the meaning of Section 3(3) of ERISA, and each material severance, change in control, retention, consulting or employment plan, program or agreement, and each material vacation, welfare, incentive, bonus, stock option, stock purchase, pension, equity or equity-based, deferred compensation, sick leave, fringe benefit, retirement, profit sharing, thrift, savings, compensation, flexible spending account, scholarship, group insurance and restricted stock plan, program, arrangement or policy sponsored or maintained by any of the Acquired Entities, to which any of the Acquired Entities contributes or is required to contribute, with respect to which any Acquired Entity is a party or with respect to which any of the Acquired Entities has any liability (including contingent liability) (collectively, the “Plans”).

(b) All Plans are in material compliance with ERISA, the Code, and other applicable Laws and have been administered and maintained in all material respects in accordance with their terms and such Laws. Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, there are no facts or circumstances likely to result in (i) revocation of any such favorable determination or opinion letter, or (ii) loss of such qualifications under Section 401(a) of the Code. There are no pending or, to Seller’s Knowledge, threatened claims and no pending or, to Seller’s Knowledge, threatened litigation with respect to any Plans, other than ordinary and usual claims for benefits by participants and beneficiaries There is no audit, inquiry or examination pending or, to Seller’s Knowledge, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority with respect to any Plans. Except as set forth on Section 3.13(b) of the Disclosure Schedule, no Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). No Plan is (i) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (ii) a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). None of the Plans or the Acquired Entities currently provides or has an obligation to provide any retiree medical, disability, life insurance or other welfare benefits to any current or former employee, officer or director of any Acquired Entity after such individual terminates employment other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA.

(c) With respect to each Plan, the Seller has provided or made available to the Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) all plan documents (or with respect to any unwritten Plan, a written summary thereof), any related trust agreement, insurance policy or other funding instrument and all amendments thereto; (ii) the most recent determination or opinion letter, if applicable; (iii) the most recent summary plan description provided to participants and all summaries of material modifications thereto provided to participants; (iv) all correspondence received from or provided to the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past two years; and (v) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(d) To the Seller’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a material breach of fiduciary duty with respect to that Plan that could subject an Acquired Entity or an employee of an Acquired Entity to any material liability (including liability on account of an indemnification obligation). No Acquired Entity has incurred any excise Taxes under Chapter 43 of the Code with respect to any Plan and nothing has occurred with respect to any Plan that could reasonably be expected to subject any Acquired Entity to any such Taxes, in either case, except as would not result in material liability to any Acquired Entity.

(e) All contributions, premiums, fees and administrative expenses required to be paid in full under or in connection with Plans on or before the Closing Date, have been paid in full as of the Closing Date, except as would not result in material liability to any Acquired Entity.

(f) With respect to each Pension Plan, (i) no proceeding has been initiated to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043 of ERISA); (iii) no material liability under Title IV or Section 302 of ERISA has been incurred by any Acquired Entity or any of their ERISA Affiliates that has not been satisfied in full, no material condition exists that presents a risk to the Acquired Entities or any of their ERISA Affiliates of incurring any such material liability; (iv) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (v) it has not applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; and (vi) there are no funding-based limitations (within the meaning of Section 436 of the Code) currently in effect.

(g) Except as set forth on Section 3.13(d) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in (i) any payment any increase in compensation (including severance pay upon any termination of employment) or any cancellation of Indebtedness with respect to any current or former employee, officer, director or consultant of any Acquired Entity or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of under, increase the amount payable or result in any other obligation pursuant to, any of the Plans. Except as set forth on Section 3.13(d)(ii) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), could result in payments which would not be deductible under Section 280G of the Code. No Acquired Entity has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 4999 and 409A of the Code.

(h) There is currently no material audit or Action by any Governmental Authority involving any Plan.

(i) Except as would not have a Material Adverse Effect, Seller has, in good faith, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Plan) persons who have performed services for or on behalf of any Acquired Entity.

(j) Since the date of the last Balance Sheet Date, other than in the ordinary course of business, no Acquired Entity has formally adopted or authorized any additional Plan or any material change in or termination of any existing Plan.

Section 3.14 Compliance with Applicable Law. The Acquired Entities, hold, as of the date hereof, all material Permits of and from all, and have made all material declarations and filings with, Governmental Authorities necessary for the lawful conduct of their respective businesses as presently conducted, except for failures (a) to hold such Permits or (b) to make such declarations and filings, in each case, which would not have Material Adverse Effect. As of the date of this Agreement, the business of the Acquired Entities is operated in material compliance with, and, to the Seller’s Knowledge, each of the officers, directors and key employees of such Persons, in the course of their conduct of the Business, are in compliance and, have complied, in all material respects, with all applicable Laws of all applicable Governmental Authorities. There is no Action, to the Seller’s Knowledge, threatened by any Governmental Authority with respect to any alleged material violation by any Acquired Entity or, in the course of their conduct of the Business, officer, director or key employee, of any Laws or order of any Governmental Authority.

Section 3.15 Labor Matters.

(a) There are no material Actions pending or, to the Seller’s Knowledge, threatened between any Acquired Entity and any of their present or former employees that if adversely determined would have a Material Adverse Effect.

(b) None of the Acquired Entities is a party to or bound by any collective bargaining agreements, works councils or other labor union contracts. To the Seller’s Knowledge, there is no labor union organizing or election activity pending or threatened with respect to the employees of any Acquired Entity. No Acquired Entity has suffered or sustained any labor strike, slowdown or work stoppage and, to the Seller’s Knowledge, no labor strike, slowdown or work stoppage is threatened by the employees of the Acquired Entities. No Acquired Entity has engaged in any plant closing or employee layoff activities since the last Balance Sheet Date that would violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(c) or as would not have a Material Adverse Effect, the Acquired Entities have complied with all applicable Laws related to the employment of their respective employees, including provisions related to payment of wages, hours of work, leaves of absence, equal opportunity, occupational health and safety, and workers’ compensation.

Section 3.16 Brokers. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the Transactions by reason of any action taken by the Company or any of its Representatives for which any Acquired Entity, Seller or Purchaser would become liable after the Closing.

Section 3.17 Government Contracts.

(a) (i) All of the Government Contracts were legally awarded, are, to Seller’s Knowledge, binding on the parties thereto, and are in full force and effect; (ii) the Government Contracts are not currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims; and (iii) no Person has notified any Acquired Entity in writing that any Governmental Authority intends to seek agreement from an Acquired Entity to lower rates under any of the Government Contracts or Government Bids.

(b) To Seller’s Knowledge, except as would not have a Material Adverse Effect, (i) the Acquired Entities have, in the past two (2) years, complied, in all material respects, with all terms and conditions of the Government Contracts to which they are parties and have performed all material obligations required to be performed by them thereunder; (ii) the Acquired Entities have, in the past two (2) years, complied, in all material respects, with all statutory and regulatory requirements applicable to the Government Contracts; (iii) the representations, certifications and warranties made by the Acquired Entities with respect to the Government Contracts were accurate in all material respects as of their respective effective dates, (iv) no terminations for default, cure notices, show cause notices or other similar notices, either written or orally, have been issued and remain unresolved with respect to the Government Contracts, and no events, conditions or omissions have occurred in the past two (2) years or currently exist that constitute sufficient grounds for such action; (v) no past performance evaluations disclosed to the Acquired Entities in the past two (2) years with respect to the Government Contracts have set forth a default or other material failure to perform thereunder; (vi) no money due to an Acquired Entity pertaining to any Government Contracts has been withheld or set-off in the past two (2) years, nor have there been any attempts by Governmental Authorities in the past two (2) years to withhold or set-off any money due under Government Contracts; and (vii) all certified claims submitted by the Acquired Entities in the past two (2) years under the Government Contracts were accurate in all material respects as of their respective submission dates.

(c) None of the Acquired Entities has, in the past two (2) years been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs. No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to Seller’s Knowledge, threatened (whether orally or in writing) against any of the Acquired Entities. To Seller’s Knowledge, no negative determination of responsibility has been issued against any of the Acquired Entities with respect to any outstanding Government Bid.

Section 3.18 Transactions with Affiliates. Except as set forth in Section 3.18 of the Seller Disclosure Schedule, to the Seller’s Knowledge, none of the Seller’s Affiliates, nor any of such Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director (i) is a party to any Contract or arrangement with an Acquired Entity other than compensation and benefits as an employee or officer payable in the ordinary course of business, (ii) has any direct financial interest in any property used by the Acquired Entities or (iii) is a director, officer or employee of, any Person (other than any Acquired Entity) which is a material client, supplier, customer, lessor, lessee, or competitor of any Acquired Entity. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19 Absence of Certain Payments. As of the date of this Agreement, to the Seller’s Knowledge, no employee of an Acquired Entity has, and no agent or representative when acting on behalf of an Acquired Entity has, in violation of Law (i) used any corporate funds for any contribution, gift, entertainment or other expense relating to political activity; (ii) made any direct or indirect payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other payment.

Section 3.20 Suppliers and Dealers. Since March 31, 2014, the Seller has not received written notice from any of the Acquired Entities’ (taken as a whole) twenty (20) largest suppliers (as measured by the dollar amount of purchases therefrom, for the Company’s fiscal year ending September 28, 2013) (each, a “Material Supplier”) of any such Material Supplier’s intent to terminate a Material Contract or materially reduce the amount of business conducted with any of the Acquired Entities. Except as set forth on Section 3.20 of the Seller Disclosure Schedule, since March 31, 2014, (i) none of the Acquired Entities’ has received written notice from any of the Acquired Entities’ twenty (20) largest dealers (as measured by the dollar amount of purchases from the Acquired Entities (taken as a whole), for the Company’s fiscal year ending

September 28, 2013) (each, a “Material Dealer”) of any such Material Dealer’s intent to terminate a dealer sales and service agreement (or similar agreement), or materially reduce the amount of business conducted with any of the Acquired Entities and (ii) no dealer sales and service agreement (or similar agreement) with a Material Dealer has terminated or otherwise had its term expire before entering into an amendment extending the term thereof.

Section 3.21 Products. Except as set forth on Section 3.21 of the Seller Disclosure Schedule, since December 31, 2012, no Acquired Entity has voluntarily or as a result of any Action by any Governmental Authority or trade or consumer group or demand of any customer, generally recalled or withdrawn (or been requested in writing to recall or withdraw) a product for any reason, including any manufacturing or labeling defect or any other product safety issue.

Section 3.22 Company Information. None of the information supplied or to be supplied by Seller or the Company or any of their respective Affiliates relating to Seller, any Acquired Entity and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion or in the filings with the SEC, mailings to Purchaser’s stockholders with respect to the Offer, and/or the redemption of Purchaser Common Stock, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by Seller, the Company or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Purchaser or any of its respective Affiliates.

Section 3.23 State Takeover Statutes. To the Seller’s Knowledge, no state takeover statute applies or purports to apply to any Acquired Entity or any of its Subsidiaries with respect to this Agreement, the Ancillary Agreements, or any of the other transactions contemplated hereby and thereby.

Section 3.24 NO OTHER REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN THIS ARTICLE III ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER. THE SELLER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT

EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE ACQUIRED ENTITIES, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY ACQUIRED ENTITY AND ANY OF THE ACQUIRED ENTITIES’ RESPECTIVE ASSETS OR PROPERTIES, INCLUDING WITHOUT LIMITATION ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Purchaser Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Purchaser Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number, and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection of this Agreement), the Purchaser represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01 Organization and Qualification.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

(b) Purchaser is not in default under or in violation of any material provision of its Organizational Documents.

Section 4.02 Authority. The Purchaser has the requisite power and authority to execute, deliver and enter into this Agreement and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the other Ancillary Agreements to which it is a party have been duly authorized by all necessary action. The Purchaser has provided to the Seller accurate and complete copies of the Purchaser Governing Documents as currently in effect, including all amendments thereto. The Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors’ rights generally or by principles of equity.

Section 4.03 No Conflict.

(a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser will not, (i) conflict with or violate the Organizational Documents of Purchaser, (ii) subject to obtaining all consents, approvals, authorizations and other actions described in Section 4.03(a) of the Purchaser Disclosure Schedule, conflict with or violate any Law applicable to Purchaser or by which any property or asset of either of them is bound or affected, or (iii) subject to obtaining the consents listed in Section 4.03(a) of the Purchaser Disclosure Schedule, result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require any consents under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than

Permitted Liens) on, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Purchaser is a party, or by which Purchaser or any of its property or assets are bound or affected.

(b) The execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any Regulatory Approval except for the requirements of the HSR Act, the Federal Securities Laws or any U.S. state securities or “blue sky” laws and where the failure to obtain Regulatory Approval, would not, individually or in the aggregate, have a Purchaser MAE or would reasonably be expected to prevent, materially impair or materially delay the Purchaser from consummating the transactions contemplated herein.

Section 4.04 Capitalization. The authorized capital stock of the Purchaser consists (i) on the date hereof of (A) 29,000,000 shares of Purchaser Common Stock (of which 14,375,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable) and (B) 1,000,000 shares of blank check preferred stock (of which none are issued or outstanding) and (ii) at the Closing of (A) 100,000,000 shares of Purchaser Common Stock and (B) 10,000,000 shares of blank check preferred stock of which 2,000,000 shares shall be designated Series A Preferred Stock. No shares of Purchaser Common Stock are held in the treasury of the Purchaser. Except for the Offer and the Transactions and except as disclosed in the Purchaser SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Purchaser or obligating the Purchaser to issue or sell any shares of capital stock of, or other equity interests in, the Purchaser. All shares of Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock (except for the Offer and as disclosed in the Purchaser SEC Reports). There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.05 Litigation. Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule, there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser, any Subsidiary of Purchaser, or any property or asset of Purchaser or any Subsidiary of Purchaser before any Governmental Authority that (i) if adversely determined, individually, or in the aggregate, would have a Purchaser MAE, (ii) would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements to which Purchaser is a party or (iii) seeks to materially delay or prevent the consummation of the Transactions. Neither Purchaser nor any Subsidiary of Purchaser nor any property or asset of Purchaser or any Subsidiary of Purchaser is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Purchaser or Purchaser, continuing investigation by, any Governmental Authority, or any Order that would prevent or materially delay consummation of the Transactions or would have a Purchaser MAE.

Section 4.06 SEC Filings and Financial Statements. The Purchaser has timely filed all forms, reports and documents required to be filed by it with the SEC since January 16, 2014, together with any amendments, restatements or supplements thereto, and all such forms, reports and documents required to be filed subsequent to the date of this Agreement will be timely filed (the “Additional Purchaser SEC Reports”). The Purchaser has provided to the Seller, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its quarterly Reports on Form 10-Q for the periods ended March 31, 2014, and

June 30, 2014, and (ii) the Prospectus, all registration statements and other forms, reports and documents (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by the Purchaser with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained (x) in any Purchaser SEC Report has been superseded by a later timely filed Purchaser SEC Report or (y) in any Additional Purchaser SEC Report is superseded by a later timely filed Additional Purchaser SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Purchaser as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Purchaser as at June 30, 2014, including the notes thereto (the “Purchaser Balance Sheet”), the Purchaser has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Purchaser Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Purchaser; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Purchaser.

(d) The Purchaser has heretofore furnished to the Seller complete and correct copies of all amendments and modifications that have not been filed by the Purchaser with the SEC to all agreements, documents and other instruments that previously had been filed by the Purchaser with the SEC and are currently in effect.

(e) All comment letters received by the Purchaser from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of the Purchaser are publicly available on the SEC’s EDGAR website.

(f) To the Purchaser’s Knowledge, since January 16, 2014, each director and executive officer of the Purchaser has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) Since January 16, 2014, the Purchaser has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Purchaser SEC Report (the “Purchaser Certifications”). Each of the Purchaser Certifications is true and correct. The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents. Section 4.06(g) of the Purchaser Disclosure Schedule lists, and the Purchaser has made available to the Seller, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Purchaser maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Purchaser has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.06(h) of the Purchaser Disclosure Schedule lists, and the Purchaser has provided to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Section 4.06(i) of the Purchaser Disclosure Schedule contains a description of all non-audit services performed by the Purchaser’s auditors for the Purchaser since the date of the Purchaser’s formation and the fees paid for such services. All such non-audit services were approved by the audit committee of the board of directors and committees of the Purchaser. The Purchaser has no off-balance sheet arrangements.

(j) Neither the Purchaser nor, to the knowledge of the Purchaser, any manager, director, officer, employee, auditor, accountant or representative of the Purchaser has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Purchaser has engaged in questionable accounting or auditing practices. No attorney representing the Purchaser, whether or not employed by the Purchaser, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Purchaser or any of its officers, directors, employees or agents to the board of directors of the Purchaser (or any committee thereof) or to any director or officer of the Purchaser. Since the Purchaser’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the board of directors of the Purchaser or any committee thereof.

(k) To the knowledge of the Purchaser, no employee of the Purchaser has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Purchaser nor any officer, employee, contractor, subcontractor or agent of the Purchaser has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Purchaser in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of the Purchaser reflected on the Purchaser Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business.

Since the date of the Purchaser Balance Sheet, the Purchaser has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.07 Purchaser Trust Amount. As of the date hereof, the Purchaser Trust has a balance of $115,000,000 (the “Purchaser Trust Amount”).

Section 4.08 Investor Agreement Representations and Warranties.

(a) As of their respective dates, the financial statements of the Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year-end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) The Purchaser has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to the Purchaser and its Subsidiaries is made known to the Purchaser’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which the Purchaser’s reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent quarterly period reported to the SEC, and (iii) are effective to perform the functions for which they were established.

(c) Except with respect to the transactions contemplated hereby and by each of the Ancillary Agreements and except as disclosed in the Disclosure Documents or has been disclosed in any public disclosure as defined in Section 101(e) of Regulation FD promulgated under the Exchange Act, since January 16, 2014: (i) the Purchaser has conducted its business only in the ordinary course, consistent with past practice, and since that date, no changes have occurred which would reasonably be expected to have an Purchaser MAE; and (ii) the Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and in order to consummate the Acquisition and (B) liabilities not required to be reflected on the Purchaser’s financial statements pursuant to GAAP or required to be disclosed in the SEC Documents.

(d) Except as set forth in Section 4.05 of the Purchaser Disclosure Schedule, there is no Action pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) if there were an unfavorable decision, would have or reasonably be expected to have an Purchaser MAE. There has not been, and to the knowledge of the Purchaser, there is not pending any investigation by the SEC involving the Purchaser or to the knowledge of the Purchaser, any director or officer of the Purchaser (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Purchaser under the Exchange Act or the Securities Act.

(e) Since January 16, 2014, except as set forth in any document filed with the SEC, no event has occurred or, to the Purchaser’s knowledge, circumstance exists that (with or without notice or lapse of time) would or could reasonably be expected to: (i) constitute or result in a violation by the Purchaser, or a failure on the part of the Purchaser to comply with, any Law; or (ii) give rise to any obligation on the part of the Purchaser to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Law, except in either case that would not reasonably be expected to have an Purchaser MAE.

(f) The Purchaser is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it.

(g) No labor or employment dispute exists or, to the knowledge of the Purchaser, is imminent or threatened, with respect to any of the employees of the Purchaser that has had, or could reasonably be expected to have, individually or in the aggregate, an Purchaser MAE.

(h) Purchaser has delivered to the Seller a true and complete copy of the executed Investor Agreements. The Investor Agreements have not been amended or modified in any manner. The Investor Agreements provide that the Seller is a third party beneficiary thereof. Neither the Purchaser nor any of its Affiliates has entered into any agreement, side letter or arrangement relating to the financing of the Transactions, other than as set forth in this Agreement and the Investor Agreements. The commitments contained in the Investor Agreements have not been withdrawn or rescinded in any respect. The Investor Agreements are in full force and effect and, to the Purchaser’s knowledge, represent valid, binding and enforceable obligations of the subscribers named therein to perform the obligations set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or, to the Purchaser’s Knowledge, any other party thereto under any of the Investor Agreements. The Purchaser has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Investor Agreement.

Section 4.09 No Additional Representations; Independent Assessment.

(a) Notwithstanding any other provision in this Agreement, the Purchaser acknowledges that neither the Seller nor any of its Affiliates makes, will make or has made to the Purchaser any representation or warranty, express or implied, as to the prospects of the Acquired Entities or their profitability, or with respect to any forecasts, projections or business plans made available to the Purchaser in connection with the Purchaser’s review of the Acquired Entities.

(b) The Purchaser confirms that the Seller has made available to the Purchaser the opportunity to ask questions of the officers and management of the Acquired Entities, to access all materials, documents and other information that it deems necessary or advisable to evaluate the Shares and the transactions contemplated by this Agreement and each Document to which it is a party and to acquire additional information about the business, assets and financial condition of the Acquired Entities.

(c) The Purchaser has made its own independent examination, investigation, analysis and any other relevant evaluation of the Shares and the Acquired Entities, including its own estimate of the value of the Shares and has undertaken such due diligence, including a review of the assets, properties, liabilities, books, records and Contracts of the Acquired Entities, as it deems adequate.

Section 4.10 Investment Intent. Purchaser is acquiring the Shares for investment purposes only and not with a view toward, or for sale in connection with, any distribution of such shares in violation of Laws. Purchaser agrees that it does not intend to sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any equity securities of the Company in violation of any Laws. Purchaser is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).

Section 4.11 Brokers. Except as disclosed in Section 4.11 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Purchaser.

Section 4.12 No Operations; Absence of Changes.

(a) The Purchaser has no, and since its inception has not had any Contracts, liabilities, debts or other obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise, and including entering any binding or non-binding letter of intent or similar arrangement with any other Person) except (i) those incurred in connection with this Agreement and the other Documents to which it is a party and (ii) those Contracts, true, complete and correct copies of which have been provided to Seller prior to the date hereof or are set forth on the Purchaser Disclosure Schedule. The Purchaser has no Subsidiaries.

(b) Since its inception, the Purchaser (a) has not experienced a Purchaser MAE and (b) has conducted its business only in the ordinary course of business.

Section 4.13 Transactions with Affiliates. Except as set forth in Section 4.13 of the Purchaser Disclosure Schedule or as disclosed in the Purchaser SEC Reports, in each case to the Purchaser’s Knowledge, none of the Purchaser’s Affiliates, nor any of such Affiliates’ general partners, managers, employees, officers or directors or any immediate family member of such officer, general partners, managers, employee or director (i) is a party to any Contract or arrangement with Purchaser other than compensation and benefits as an employee or officer payable in the ordinary course of business, (ii) has any direct financial interest in any property used by the Purchaser, or (iii) is a director, officer or employee of, any Person (other than Purchaser) which is a material client, supplier, customer, lessor, lessee, or competitor of Purchaser. Ownership of securities of a company whose securities are registered under the Exchange Act, of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.13.

Section 4.14 Solvency. The Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any of the Acquired Entities.

Section 4.15 Purchaser Information. None of the information supplied or to be supplied by the Purchaser or any of its Affiliates expressly for inclusion in the Purchaser SEC Reports or any Additional Purchaser SEC Reports, mailings to the Purchaser’s shareholders with respect to the Offer and/or the other Transactions, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Purchaser or that is included in the applicable filings). No representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, Seller, any Acquired Entity or any of their respective Affiliates.

Section 4.16 NO OTHER REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER IN THIS ARTICLE IV ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE PURCHASER. THE PURCHASER HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE PURCHASER.

ARTICLE V

ACTIONS PRIOR TO THE CLOSING

The respective parties hereto covenant and agree to take the following actions:

Section 5.01 Investigation. Between the date hereof and the Closing, the officers, employees and authorized Representatives of the Purchaser shall have reasonable access during normal business hours to the offices, properties, assets, premises, books and records of the Acquired Entities, upon providing notice to the applicable Seller no later than two Business Days prior to the date upon which such access will be granted; provided, however, that no such investigation shall include performing invasive or subsurface investigations or sampling of properties or facilities of the Acquired Entities. To the extent necessary, the Seller shall instruct the Representatives of the Seller and each of the Acquired Entities to reasonably cooperate with the Purchaser and its Representatives in their investigation of the Acquired Entities.

Section 5.02 Disclosure Schedule; Anti-Sandbagging. Prior to the Closing, the Seller shall have the right to supplement, modify or update the Seller Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (the “Updated Seller Disclosure Schedule”) and neither the Purchaser, nor any of its Affiliates, shall have any right to make a claim against Seller with respect to any matter set forth in the Updated Seller Disclosure Schedule; provided, however, that if such event, development or occurrence that is the subject of the Updated Seller Disclosure Schedule constitutes or relates to a matter that has had a Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 6.01(a); provided, further, that if the Purchaser has the right to, but does not elect to, terminate this Agreement within ten (10) days of its receipt of such Updated Seller Disclosure Schedule, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter under any of the conditions set forth in Section 6.01(a). Notwithstanding anything to the contrary herein, the Purchaser shall not be entitled at any time to claim that any representation or warranty of the Seller has been breached, and neither Purchaser nor any of its Affiliates shall be entitled to make a claim against the Seller, on account of such breach if, on the date hereof, there exists Purchaser’s Knowledge that such representation or warranty of Seller has been breached.

Section 5.03 Further Action. Each of the parties hereto shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall cooperate in using their commercially reasonable efforts promptly (a) to effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated hereby, and (b) to fulfill all conditions to the consummation of the transactions contemplated by this Agreement.

Section 5.04 Operations Prior to the Closing.

(a) Between the date hereof and the Closing, except (x) as set forth in Annex I, (y) as contemplated by this Agreement or (z) with the prior approval of the Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed (and which approval shall be deemed to have been granted five Business Days after the date of receipt of the written request unless denied in writing), the Seller shall, and shall cause each Acquired Entity to, operate in its ordinary course of business and the Seller shall not, and shall cause each Acquired Entity to not, take any of the following actions:

(i) amend the Organizational Documents of any of the Acquired Entities;

(ii) split, combine or reclassify the Shares;

(iii) transfer, issue, sell or otherwise dispose of any equity securities, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) equity securities;

(iv) acquire any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);

(v) make any loans, advances, or capital contributions to, or investments in, any other Person;

(vi) make a material change in any method of accounting or accounting practice of the Acquired Entities, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(vii) sell, lease, license or otherwise dispose of any of the assets (whether by merger, sale of stock, sale of assets or otherwise) shown or reflected in the Financial Statements, except in the ordinary course of business and except for any assets having an aggregate value of less than $200,000;

(viii) issue or incur any Additional Indebtedness in excess of $5,000,000 in the aggregate;

(ix) increase the compensation of any member of management of the Acquired Entities; other than (A) as provided for in any written agreements, (B) increases in commercially reasonable amounts, (C) in the ordinary course of business, or (D) increases not in excess of the amounts previously agreed between the Seller and the Purchaser with respect to certain individuals; provided however, in the case of such specified individuals, clauses (B) and (C) shall not apply;

(x) except as required by the terms of any Plan or applicable Law, adopt, amend or modify any Plan, the effect of which in the aggregate would increase the obligations of the Acquired Entities by more than fifteen percent (15%) of their aggregate existing annual obligations to such plans;

(xi) make or change any Tax election, change any annual Tax accounting period adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if any such action would have the effect of materially increasing the Tax liability of any Acquired Entity for any period (or portion thereof) ending after the Closing Date; or

(xii) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b) Between the date hereof and the Closing, without the prior written approval of the Purchaser (which approval may be given or denied in the Purchaser’s sole discretion), the Seller shall not permit any Acquired Entity to, directly or indirectly, declare or pay any dividend on, or make any payment on account of (other than with respect to any Permitted Withholding Tax Payments), the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

Section 5.05 No Public Announcement; Confidentiality.

(a) From and after the date hereof, without the prior written approval of the Purchaser, the Seller shall not and shall not permit any Acquired Entity to, make any press release or other public announcement concerning the Transactions except as may be required by any applicable Law. From and after the date hereof, without the prior approval of the Seller, neither the Purchaser nor any of its Subsidiaries (such Subsidiaries including, at and after the Closing, the Acquired Entities) shall make any press release or other public announcement concerning the Transactions except as may be required by applicable Law. If the Purchaser, any of its Subsidiaries, the Seller, or any Acquired Entity determines that it is required by applicable Law to make disclosure, it shall send notice to such effect, accompanied by the text of the proposed disclosure, to the other parties as far in advance as practicable, and shall reasonably consider any comments made by the other parties relating to the proposed disclosure.

(b) Other than press releases and public announcements undertaken in accordance with Section 5.05(a), from and after the date hereof, the Purchaser shall make no statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions (including the Offer Documents) or, disclose to any third party any of the Acquired Entities’ or the Seller’s confidential information without the prior written consent of the Seller; provided, however, that (notwithstanding the limitations regarding such disclosures under the Confidentiality Agreement) this provision shall not apply to disclosures of publicly-available information or to disclosures by any Acquired Entity or the Seller to their respective legal and financial advisors (including those providing valuation analysis) or in connection with seeking any consent with respect to the Transactions, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided.

Section 5.06 Regulatory Filings. Within twenty Business Days after the date hereof, with respect to the Transactions the parties hereto shall make, or cause to be made, the filing required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the transactions contemplated hereby. The parties hereto shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The parties hereto shall use their best efforts to: (i) respond to any requests for additional information made by any Governmental Authority; (ii) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (iii) advise the other party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (iv) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority. Notwithstanding the foregoing, each party has the right to redact or otherwise exclude a party from receiving any confidential competitively sensitive information required to be shared under this Section 5.06, provided that such other party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The parties hereto shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other party’s prior written consent; (ii) cause any applicable waiting periods to terminate or expire at the earliest possible date; and (iii) resist vigorously, at their respective cost and expense, any order challenging the completion of the Transactions or any temporary or permanent injunction which could delay or prevent the closing of the Transactions, all to the end of expediting consummation of the Transactions contemplated herein. Without limiting the generality of Purchaser’s undertaking pursuant to this Section 5.06, Purchaser agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, order, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions contemplated by this Agreement. In addition, Purchaser shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. The Purchaser shall be solely responsible for paying any filing fee required in connection with seeking the Regulatory Approvals.

Section 5.07 Exclusivity. Between the date hereof and the Closing, neither the Purchaser nor the Seller shall take, nor shall either permit any of its officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser or the Seller, as applicable) concerning, in the case of the Purchaser, any purchase of any equity securities of any other Person (other than the Acquired Entities) or any merger, sale of substantial assets or similar transaction involving any such other Person, and in the case of the Seller, any purchase of any equity securities of the Acquired Entities or any merger, sale of substantial assets or similar transaction involving the Acquired Entities, to any other Person.

Section 5.08 The Proxy.

(a) As promptly as practicable after the date hereof, the Purchaser shall file with the SEC a proxy statement relating to the Offer and the Transactions contemplated hereby (as amended or supplemented from time to time, the “Proxy Statement”) and provide all of its stockholders with the opportunity to redeem up to 11,500,000 of their shares of Purchaser

Common Stock (the “Offering Shares”), to be redeemed in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the applicable governing documents of the Purchaser (including, without limitation, the Prospectus and the Amended and Restated Certificate of Incorporation) (the “Purchaser Governing Documents”), applicable law, and any applicable rules and regulations of the SEC and Nasdaq.

(b) The Purchaser shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article VII. The Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.08(b) shall (i) impose any obligation on the Purchaser to extend the Offer beyond the Termination Date (as the same may be extended in accordance with Section 7.03(b)), or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Purchaser to terminate this Agreement in accordance with Article VII.

(c) Without limitation, in the Proxy Statement, the Purchaser shall (i) seek (A) adoption and approval of this Agreement by the holders of Purchaser Common Stock in accordance with applicable law and exchange rules and regulations, (B) adoption and approval of the Second Amended and Restated Certificate of Incorporation, (C) adoption and approval of the new omnibus equity incentive plan, the form of which is attached as Exhibit B hereto (the “Management Incentive Plan”), that provides for a grant of outstanding Purchaser Common Stock, as of the Closing Date, to employees of the Company or certain Subsidiaries of the Company in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (D) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case as set forth on Annex II hereto, subject to (x) any changes to Section A thereof as the Seller may indicate in writing to the Purchaser from time to time (provided the Seller has a legitimate business reason for making any such change) and (y) any changes to Section B thereof as the Purchaser may indicate in writing to the Seller from time to time (provided the Purchaser has a legitimate business reason for making any such change; provided, further, that there shall be no replacement of Gurminder Bedi without the Seller’s prior written consent in its sole discretion), and (E) to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions, and (ii) file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Proxy solicitation rules set forth in the Purchaser’s Amended and Restated Certificate of Incorporation or otherwise (such Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto, the “Offer Documents”). Except with respect to the information provided by Seller for inclusion in the Proxy Statement and other Offer Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Offer Documents to be disseminated as promptly as practicable to the Purchaser’s equityholders as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Seller shall promptly provide to the Purchaser such information concerning Sellers, the Acquired Entities as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Statement. Subject to Seller’s compliance with the immediately preceding sentence with respect to the information provided or to be provided by Seller for inclusion in the Offer Documents, the Purchaser shall cause the Offer Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to the Seller such that the Seller and the Company and their respective Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Seller shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents and promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Purchaser Common Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Purchaser Governing Documents. The Purchaser shall provide the Seller, the Company and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Offer or the Offer Documents promptly after the receipt of such comments and shall give the Seller and the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall use reasonable best efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit the Seller, the Company and their respective Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Seller shall, and shall cause each of the Acquired Entities to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the Transactions (including, without limitation, the Offer Documents) and responding in a timely manner to comments from the SEC.

(d) If at any time prior to the Effective Time, any information relating to the Purchaser, or the Acquired Entities, or any of their respective subsidiaries, affiliates, officers or directors, should be discovered by the Purchaser or the Seller, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Purchaser.

(e) Subject to the second sentence of this Section 5.08(e), but notwithstanding anything else to the contrary in this Agreement or any Document, the Purchaser shall not make any public filing with respect to the Transactions (including, without limitation, the Offer Documents) without the prior written consent of the Seller. The Purchaser may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Seller shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by the Seller and the Purchaser to be not so required, such filing shall not be made.

Section 5.09 Shareholder Vote; Recommendation of the Board of the Purchaser. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by the Seller, from and after the date of this Agreement, the Purchaser shall not directly or indirectly subject this Agreement or the Transactions or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of the Purchaser. The Board of Directors of the Purchaser shall, subject to its fiduciary duties, recommend that the Purchaser’s stockholders vote in favor of adopting this Agreement and consummating the Transactions, and the Purchaser shall, subject to the fiduciary duties of the Board of Directors of the Purchaser, include such recommendation in the Proxy Statement.

Section 5.10 Listing. From the date of this Agreement through the Closing, the Purchaser shall use all reasonable efforts that are necessary or desirable for the Purchaser to remain listed as a public company on, and for shares of Purchaser Common Stock to be tradable over, the applicable Nasdaq market(s).

Section 5.11 Operations of Purchaser Prior to the Closing. Between the date hereof and the Closing, except (x) as contemplated by this Agreement or (y) with the prior approval of the Seller, the Purchaser shall not take any of the following actions:

(a) make any amendment or modification to any of the Purchaser Governing Documents;

(b) take any action in violation or contravention of any of the Purchaser Governing Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c) split, combine or reclassify the Purchaser Common Stock, or reduce below $10.00 per share the offering price (as described in the Prospectus);

(d) make any amendment or modification to the Trust Agreement;

(e) make or allow to be made any reduction in the Purchaser Trust Amount, other than as expressly permitted by the Purchaser Governing Documents;

(f) contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Acquired Entity regarding any Acquired Entity, its business or the Transactions;

(g)(i) (A) issue any Preferred Shares to any Person other than as explicitly provided in the Preferred Subscription Agreement or (B) deliver an Accordion Election Notice (as defined in the Preferred Subscription Agreement) to any subscriber party to the Preferred Subscription Agreement (provided, however, that such Accordion Election Notice may be delivered without the approval of the Seller if, immediately following the Special Meeting (as defined in the Preferred Subscription Agreement), (x) the Subscribers named in the Backstop Agreement have acquired the maximum amount of the Backstop Allocation (as defined therein) for no less than $10,000,000 (in the aggregate) and the Purchaser has enforced, and each subscriber has performed, all of such subscriber’s obligations thereunder and (y) the incremental amount of Preferred Offering Proceeds as a result of such Accordion Election Notice shall not exceed such amount as is required to achieve a Cash Purchase Price in the amount of $100,000,000, or (ii) issue any other equity or Indebtedness;

(h) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions;

(i) hire any employee;

(j) amend, waive or terminate, in whole or in part, any Investor Agreement or the Founder Voting Agreement;

(k) establish any Subsidiary or acquire any interest in any asset;

(l) enter into any Contracts, or incur any liabilities, debts or other obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise, and including entering any binding or non-binding letter of intent or similar arrangement with any other Person);

(m) a public tender offer for the repurchase of the then-outstanding Public Warrants other than the Warrant Exchange Offer; or

(n) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.12 2014 Financial Statements. If the 2014 Financial Statements are delivered to the Company by its auditors prior to the Closing Date, then the Seller shall deliver a copy thereof to the Purchaser promptly thereafter.

Section 5.13 Investor Agreements; Founder Voting Agreement. Without limitation of Section 12 (Binding Effect) of the Backstop Agreement, Section 12 (Binding Effect) of the Preferred Subscription Agreement and Section 5.1 of the Founder Voting Agreement, the Purchaser hereby acknowledges and agrees that the Seller has the right to cause the Purchaser to enforce the Purchaser’s rights and perform the Purchaser’s obligations under each Investor Agreement and the Founder Voting Agreement, and Purchaser further acknowledges that money damages would not be an adequate remedy at Law if any Subscriber (as defined in each Investor Agreement) or Founder Stockholder, as applicable, fails to perform in any material respect any of such Subscriber’s or Founder Stockholder, as applicable, obligations under such Investor Agreement or the Founder Voting Agreement and accordingly, upon the written request of the Seller, the Purchaser shall, in addition to any other remedy at Law or in equity, seek an injunction or similar equitable relief restraining such Subscriber or Founder Stockholder, as applicable, from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under any Investor Agreement or the Founder Voting Agreement, without the posting of any bond, in accordance with the terms and conditions of the applicable Investor Agreement or the Founder Voting Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of any Investor Agreement or the Founder Voting Agreement, Purchaser shall not raise the defense that there is an adequate remedy at Law.

Section 5.14 Founder Letter Agreement. Purchaser shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 2,875,000 shares of Purchaser Common Stock initially acquired by the Sponsor and other Purchaser insiders prior to the consummation of the IPO (the “Founder Common Stock”) as well as the waiver of each of the Founder Stockholders’ and Joseph Tabet’s respective rights to redeem such Founder Common Stock, in accordance with that certain letter agreement, dated as of January 16, 2014, among the Purchaser , the Founder Stockholders, Joseph Tabet and the other individuals party thereto.

Section 5.15 Phantom Plan Assignment. At or prior to Closing, the Seller and the Company shall have adopted the resolutions substantially in the form set forth on Exhibit D hereto, effectuating the assignment of the Phantom Plan from the Company to the Seller at and as of the Closing (the “Phantom Plan Assignment”) and make any amendments as the administrator of the Phantom Plan deems necessary.

Section 5.16 FIRPTA Certificate. The Company shall deliver to the Purchaser (i) a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Certificate”) and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of the Company.

Section 5.17 No Claim Against Purchaser Trust. The Seller acknowledges that it has read the Prospectus and that the Purchaser has established the Purchaser Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of the Purchaser’s public shareholders (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust, the Purchaser may disburse monies from the Purchaser Trust only: (i) to the Public Shareholders in the event they elect to redeem the Purchaser Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twenty-one months from the closing of the IPO (or twenty-four months from the closing of the IPO if Purchaser has entered into a letter of intent, agreement in principle or definitive agreement with a target business within such twenty-one month period), (iii) any amounts necessary to pay any taxes or (iv) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination. The Seller hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). The Seller hereby irrevocably waives any Claims it may have, against the Purchaser Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 5.17 will continue to apply at and after the Closing to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred expenses that constitute Applied Purchaser Expenses payable to the Purchaser’s underwriters in connection with the IPO). The Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter into this Agreement. This Section 5.17 shall not limit the Seller’s right to seek specific performance against the Purchaser pursuant to Section 10.16, including the right to seek specific performance against Purchaser to require the Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of the Purchaser’s conditions to the Closing in Sections 6.01 and 6.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust upon the Closing in accordance with the terms of this Agreement.

Section 5.18 Warrant Exchange Offer.

(a) Prior to the Closing Date, Purchaser shall commence (under the meaning of Rule 14d-2 under the Exchange Act) an exchange offer (the “Warrant Exchange Offer”) pursuant to which it will offer to exchange up to 5,750,000 of its issued and outstanding Public Warrants for shares of Purchaser Common Stock at an exchange ratio of 0.1 of a share of Purchaser Common Stock per each Public Warrant validly tendered and not properly withdrawn. The Warrant Exchange Offer shall be conducted pursuant to the applicable tender offer rules under the Exchange Act and promulgated by the SEC. In connection therewith, Purchaser shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Schedule TO, which shall contain or shall incorporate by reference an offer to exchange and forms of the letter of transmittal and such other required documents (collectively, the “Warrant Offer Documents”) for the purpose of conducting the Warrant Exchange Offer. Seller and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Purchaser shall incorporate such comments to the extent reasonable.

(b) Seller shall reasonably cooperate with the efforts of the Purchaser to conduct the Warrant Exchange Offer, including (i) providing, as promptly as practicable upon request by Purchaser, such information regarding the Company, including a description of its management, businesses, operations and financial condition, as shall be reasonably requested by the Purchaser for inclusion in the Warrant Offer Documents and (ii) ensuring that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). Seller shall, and shall cause the Company to, make its directors, officers and employees available to the Purchaser and its counsel, as reasonably requested, in connection with the drafting of the Warrant Offer Documents.

(c) Purchaser, with the assistance of the Company as reasonably required with respect to information concerning the Company, shall promptly respond to any SEC comments on the Warrant Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Purchaser shall promptly disseminate the Warrant Offer Documents to the holders of the Public Warrants and subject to the other provisions of this Agreement and applicable laws and SEC regulations, purchase the Public Warrants validly tendered and not properly withdrawn pursuant to the Warrant Exchange Offer. Purchaser may, solely with the consent of Seller (not to be unreasonably withheld) extend the Warrant Exchange Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Warrant Exchange Offer.

(d) Notwithstanding anything to the contrary herein or in any other document, none of the actions contemplated by Section 5.18(a), the completion of the SEC review process with respect to the Warrant Exchange Offer or the consummation of the Warrant Exchange Offer shall, directly or indirectly, constitute a condition to the obligations of Purchaser to consummate the Transactions.

Section 5.19 280G. Prior to the Closing Date, the Seller shall cause the Company to use its reasonable best efforts to seek valid waivers (collectively, the “Waivers”) of any payments and/or benefits that the Company reasonably determines may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), in form and substance reasonably satisfactory to the Purchaser, and shall cause the Company to use its reasonable best efforts to seek stockholder approval (in a manner satisfactory to the Purchaser), by such number of stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code, of all such payments and/or benefits (the “Shareholder Approval”), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and that the deduction of such payments and/or benefits will not be limited by the application of Section 280G of the Code and the applicable regulations thereunder, in each case, if such Waivers and Shareholder Approval are obtained. The Seller will cause the Company to provide Purchaser with a reasonable opportunity to review and comment on all calculations and documents prepared in connection with the foregoing and will make such modifications thereto as are reasonably requested by Purchaser.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by the Purchaser to the extent permitted by applicable Law:

(a) No Misrepresentations or Breach of the Seller’s Covenants. (i) The Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Seller contained in Article III of this Agreement (without taking into account any materiality or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect, and (iii) the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller, to the foregoing effect.

(b) Receipt of Shares. The Purchaser shall have received from the Seller certificates evidencing all of the then-issued and outstanding Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank, in proper form for transfer.

(c) Documents. The Purchaser shall have received a counterpart signature page for each Document to which the Seller or an Acquired Entity is specified to be a party, duly executed by the Seller or Acquired Entity as well as all other documents required to be delivered by the Seller on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the transactions contemplated hereby.

(d) Board Declaration. The Purchaser shall have received a declaration of the board of directors of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(e) Phantom Plan Assignment. The Purchaser shall have received a fully-executed Phantom Plan Assignment signed by the Seller and the Company.

(f) FIRPTA Certificate. The Purchaser shall have received a fully-executed FIRPTA Certificate signed by the Company.

(g) Lock-Up Agreement. The Purchaser shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit F.

Section 6.02 Conditions to Obligations of the Seller. The obligations of each of the Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by the Seller to the extent permitted by applicable law:

(a) No Misrepresentations or Breach of Covenants and Warranties. (i) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of the Purchaser contained in Article IV of this Agreement (without taking into account any materiality qualifiers) shall be true in all material respects as of the date hereof and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby, and (iii) the Seller shall have received a certificate signed by a duly authorized officer of the Purchaser to the foregoing effect.

(b) Payment of Cash Purchase Price. The Seller shall have received the Cash Purchase Price in accordance with Section 2.03; provided, however, that if the Seller has requested in the Seller’s sole discretion that a portion of the Cash Purchase Price be directed to Phantom Plan Participants (after the Seller has delivered an assignment of its rights to receive such portion of the Cash Purchase Price to such Phantom Plan Participants), then such portion of the Cash Purchase Price (which will include all amounts attributable to the employment taxes related to such portion (including the employer portion of all payroll taxes)) shall have been contributed to the Company for payment to the Phantom Plan Participants in accordance with the Phantom Plan.

(c) Issuance of Purchase Price Common Stock. The Seller shall have been issued the Purchase Price Common Stock in accordance with Section 2.04.

(d) Documents. The Seller shall have received a counterpart signature page for each Document to which the Purchaser is specified to be a party, duly executed by the Purchaser as well as all other documents required to be delivered by the Purchaser on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the transactions contemplated hereby.

(e) Secretary’s Certificate. The Seller shall have received certificates of the Secretary or an Assistant Secretary (or equivalent officer) of the Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Resignations. The Seller shall have received evidence of the resignations of each director, officer and employee of the Purchaser, each in form and substance reasonably satisfactory to the Seller.

(g) Registration Rights. The Seller and the Purchaser shall have entered into the Registration Rights Agreement in the form attached as Exhibit C hereto.

(h) No Unapproved Preferred Shares. Except for the Preferred Shares issued pursuant to the Preferred Subscription Agreement, no Preferred Shares shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Seller.

(i) Listing. After giving effect to the Transactions, the Purchaser will be listed as a public company on, and the shares of Purchaser Common Stock will be tradable over, the applicable Nasdaq market(s).

(j) Second Amended and Restated Certificate of Incorporation Required Proposals. The Second Amended and Restated Certificate of Incorporation Required Proposals shall have been adopted and approved, and shall be effective as of the Closing.

(k) Board and Committee Appointments. The members of the board of directors of the Purchaser, and any committees thereof, in each case as set forth in Section A of Annex II hereto (subject to any changes thereto made in accordance with this Agreement), shall have been approved and appointed to their respective position(s) (including any role as chairman indicated thereon), and the Purchaser shall have offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the Purchaser Governing Documents), effective as of the Closing and in the form attached as Exhibit E hereto.

(l) Investor Agreements; Founder Voting Agreement. Each of the Investor Agreements and the Founder Voting Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects, and if Seller shall have exercised its rights to enforce any Investor Agreement or the Founder Voting Agreement pursuant to the terms thereof and hereof, such Subscriber (as defined in the applicable Investor Agreement) or Founder Stockholder, as applicable, shall have complied with and consummated its obligations with respect thereto.

(m) Excess Purchaser Expenses. There shall be no Excess Purchaser Expenses paid or owed by the Purchaser.

(n) Completion of Offer. The Offer shall have been completed in accordance with the Proxy Statement.

(o) Invoices for Purchaser Expenses. Seller shall have received (i) final invoices from all services providers to Purchaser in respect of Transaction Expenses stating that the amount set forth in such invoice shall constitute payment in full for all services provided by such service provider to Purchaser in connection with the transactions through the Closing Date, or (ii) if such invoice for such service provider is not delivered, a copy of the Contract that has been entered into between the Purchaser and such service provider.

(p) Lock-Up Agreement. The Seller shall have received a fully-executed Lock-Up Agreement in substantially the form attached hereto as Exhibit G.

(q) Retirement of Lockup Shares. The Sponsor shall have forfeited, and the Purchaser shall have retired and canceled, a number of shares of Purchaser Common Stock held by the Sponsor equal to the number of Utilization Fee Shares (as defined in the Backstop Agreement).

Section 6.03 Conditions to Each Party’s Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) Receipt of HSR Approval and Other Regulatory Approvals. The HSR Approval and all other Regulatory Approvals shall have been obtained or given, if any.

(b) No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the transactions contemplated hereby, and there shall not be any pending Investigation by any Governmental Authority which would reasonably be expected to result in the issuance of any such Order.

(c) Required Purchaser Stockholder Approval. This Agreement and the Transactions shall have been approved by the requisite vote of the stockholders of Purchaser in accordance with the Proxy Statement.

ARTICLE VII

TERMINATION

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual written consent of the Purchaser and the Seller.

Section 7.02 Termination by the Purchaser or the Seller. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by either the Purchaser or the Seller if any permanent injunction or other order of any Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable.

Section 7.03 Termination by the Purchaser. The Purchaser may terminate this Agreement at any time prior to the Closing by written notice to the Seller:

(a) upon a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement or the other Documents, or if any representation or warranty of the Seller shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.01(a) would not be satisfied; provided, however, that the Seller shall have ten Business Days after written notice of such default, specifying in reasonable detail the nature of such default, to cure such breach if the Seller is reasonably capable of curing such breach; or

(b) if the Closing shall not have occurred by March 31, 2015 (the “Termination Date”); provided, that the failure of the Closing to occur on or before such date is not due to the failure by the Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the other Documents that are required to be performed or complied with at or prior to Closing.

Section 7.04 Termination by the Seller. The Seller may terminate this Agreement at any time prior to the Closing by written notice to the Purchaser:

(a) if the Cash Purchase Price is less than $100,000,000 or if, at any time prior to the conclusion of the Offer, as a result of requests for redemption from the Purchaser Trust, the Cash Purchase Price, will be less than $100,000,000;

(b) upon a material breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement or the other Documents, or if any representation or warranty of the Purchaser shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 6.02(a) would not be satisfied; provided, however, that the Purchaser shall have ten Business Days after written notice of such default, specifying in reasonable detail the nature of such default, is given to the Purchaser by the Seller for the Purchaser to cure such breach; or

(c) if the Closing shall not have occurred by the Termination Date, provided, that the failure of the Closing to occur on or before such date is not due to the failure by the Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the other Documents that are required to be performed or complied with at or prior to Closing.

Section 7.05 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, all further obligations of the parties under this Agreement (other than those contained in Section 5.05, this Article VII, Article X and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no party hereto will have any further liability to any other party hereto; provided, that nothing herein shall relieve any party from liability for such party’s willful breach of this Agreement prior to such termination; provided further, and notwithstanding anything to the contrary set forth in this Agreement, that in the event of termination of this Agreement in accordance with its terms neither the Seller nor the Purchaser shall be relieved or released from liability for willful breach of this Agreement or for intentional fraud under applicable Law.

ARTICLE VIII

TAX MATTERS

Section 8.01 Cooperation. After the Closing Date, the Purchaser and the Seller shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Acquired Entities and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Acquired Entities for all periods that end prior to or on the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

ARTICLE IX

POST-CLOSING COVENANTS

Section 9.01 Director and Officer Liability; Indemnification.

(a) If the Closing occurs, the Purchaser shall cause all rights to indemnification and all limitations on liability existing in favor of any employee, officer, director, managing member or manager of the Acquired Entities, in each case that is an individual (collectively, the “Company Indemnitees”), as provided in the Organizational Documents of the Acquired Entities to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by the Acquired Entities after the Closing. The obligations of the Purchaser under this Section 9.01(a) shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.01(a) applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 9.01(a) applies shall be third party beneficiaries of this Section 9.01(a)). If the Closing occurs, the Purchaser shall cause the Acquired Entities to pay all expenses to any Company Indemnitee incurred in successfully enforcing the indemnity or other obligations provided for in this Section 9.01(a).

(b) In the event the Purchaser, the Acquired Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets or stock or other equity interests to any Person, then and in each such case, the Purchaser shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser or the Acquired Entities, as the case may be (or their respective successors and assigns), shall assume the obligations set forth in Section 9.01.

(c) The Seller shall, or shall cause its Affiliates to, obtain at its or their expense a “tail” directors’ and officers’ liability insurance policy, effective for a period of at least six years from the Closing Date, for the benefit of the Acquired Entities or any of their officers and directors, as the case may be, with respect to claims arising from facts or events that occurred on or before the Closing Date.

Section 9.02 Preservation of, and Access to, Books and Records. For a period of six and one-half years from and after the Closing (or such longer period as may be required by any Governmental Authority or ongoing claim):

(a) The Purchaser shall not, and shall not permit any Acquired Entity to, destroy, alter or otherwise dispose of any of the books and records and files of any of the Acquired Entities relating to the period preceding the Closing Date, without first giving thirty (30) days’ prior written notice to the Seller. Upon such notice, the Seller shall have the right, at its option and expense, upon prior written notice to the Purchaser within such 30-day period, to take possession of the records and files within 15 days after the date of such notice. The Purchaser shall bear the costs associated with preserving these records.

(b) The Purchaser shall allow, and shall cause the Acquired Entities to allow, the Seller and any of the Seller’s Representatives reasonable access during normal business hours to all employees and files of the Acquired Entities and any books and records and other materials of the Acquired Entities relating to periods prior to the Closing Date in connection with general business purposes, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including the preparation of any Tax Return, amended Tax Return or claim for refund of Taxes (and any materials necessary for the preparation of any of the foregoing), and financial statements for periods ending on or prior to the Closing Date), to comply with the rules and regulations of the Internal Revenue Service or any other Governmental Authority or otherwise relating to the Seller’s other businesses or operations, including in connection with the preparation and audit of a Company’s financial statements.

Section 9.03 Insurance Matters. The Seller shall be entitled to receive and retain (i) any insurance refunds in respect of the Acquired Entities relating to periods prior to the Closing Date, and (ii) any refunds or returns received after the Closing Date of prepayments which were made prior to the Closing Date under insurance policies covering the Acquired Entities.

Section 9.04 Communications. From the date hereof until the Closing, the Purchaser shall not communicate, directly or indirectly, whether in writing or verbally, with any employees of the Acquired Entities, whether relating to employee benefits or post-Closing terms of employment or otherwise, without the prior written consent of Sellers.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Expenses.

(a) Except as expressly provided herein, at the Closing, (x) each of the Seller and the Purchaser shall cause the Company to pay (i) up to $10,000,000 of Transaction Expenses incurred by the Seller and its Affiliates and (ii) up to $15,000,000 of Transaction Expenses incurred by the Purchaser and its Affiliates; provided, however, that, notwithstanding the foregoing, and in connection with delivery of the Seller Closing Notice in accordance with Section 2.03(b), the Seller may require that all or any portion of the Purchaser’s Transaction Expenses described in the foregoing clause (ii) be paid from the Purchaser Trust rather than by the Company, (y) the Seller shall pay any and all of its Transaction Expenses in excess of $10,000,000 and (z) the Sponsor shall pay any and all of the Purchaser’s Transaction Expenses in excess of the sum of $15,000,000 plus the balance, on the Closing Date, of the Non-Trust Expense Account (the “Excess Purchaser Expenses”), as a result of which none of such excess shall at any time following the date hereof be paid by the Purchaser or result in any payment or other obligation of the Purchaser. The Purchaser shall not bear any costs or expenses of any kind incurred by the Sponsor. Except as expressly provided herein, if this Agreement is terminated in accordance herewith, then each of the Seller and the Purchaser shall pay any and all of its Transaction Expenses.

(b) “Transaction Expenses”, with respect to each of the Seller and the Purchaser, means all of its costs and expenses incident to the negotiation and preparation of this Agreement and the other Documents and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees (including fees of Cerberus Operations & Advisory Company, LLC), underwriting and other third-party fees required to consummate the Transactions and other costs and expenses associated with any of the foregoing; provided, that notwithstanding anything to the contrary herein, expenses with respect to the arrangements listed as items 7 and 8 on Annex I hereto do not constitute “Transaction Expenses” hereunder.

(c) At least five (5) Business Days prior to the Closing, each of the Seller and the Purchaser shall deliver to the other party hereto a statement, setting forth in reasonable detail, and accompanied by reasonable documentation, an estimate of the amount at Closing of such party’s Transaction Expenses (each, a “Transaction Expense Statement”). The Transaction Expense Statement delivered by the Purchaser shall also include a statement, as of the Closing Date, of the amount of cash held by the Purchaser Trust upon conclusion of the Offer (including any amounts contributed to the Purchaser Trust in connection with the underwriter’s over-allotment option (as described in the Proxy), as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith).

Section 10.02 Survival. The agreements and obligations of the parties under Section 7.05 and this Article X shall survive, as the case may be, (i) the termination of this Agreement in accordance with Article VII hereof or (ii) the Closing. The agreements and obligations of the parties under Article IX hereof shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and or the termination of this Agreement. Notwithstanding the foregoing, the representations and warranties in Section 3.02(b) shall survive the Closing until the one-year anniversary of the Closing Date (on which date such representations and warranties shall terminate), and the Purchaser shall be entitled to make a claim against the Seller for a breach thereof until such date; provided that, except in the case of intentional fraud, Purchaser shall not be entitled to claim or recover with respect to a breach thereof an aggregate monetary amount in excess of the Cash Purchase Price.

Section 10.03 Consequences of Breach. Except in the case of intentional fraud, there shall be no remedy available to the Purchaser or the Acquired Entities and their respective successors and permitted assigns, their respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Purchaser Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Purchaser Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Seller’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Purchaser to consummate the transactions contemplated by this Agreement in accordance with Section 6.01(a)(ii), (a) the representations and warranties provided by the Seller in this Agreement (including Article III) are provided for informational purposes only and (b) the Seller shall have no liability to any Purchaser Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Seller contained in this Agreement. Except in the case of intentional fraud, there shall be no remedy available to the Seller and its respective successors and permitted assigns, its respective officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Seller Parties”) for any and all losses (including all Losses) that are sustained or incurred by any of the Seller Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Purchaser’s representations or warranties contained in this Agreement. Except for the purposes of determining the obligations of the Seller to consummate the transactions contemplated by this Agreement in accordance with Section 6.02(a)(ii), (a) the representations and warranties provided by the Purchaser in this Agreement (including Article IV) are provided for informational purposes only and (b) the Purchaser shall have no liability to any Seller Party for any Losses incurred due to any fact or circumstance that constitutes a breach of any representation or warranty of the Purchaser contained in this Agreement.

Section 10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to its choice of law rules).

Section 10.05 Consent to Jurisdiction. Each party hereby irrevocably and unconditionally (a) agrees that any Action, at Law or equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such Action is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such Action. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any Action brought pursuant to this Section 10.05.

Section 10.06 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.04.

Section 10.07 Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two Business Days after deposit with a nationally-recognized courier or overnight service such as Federal Express (or upon any earlier receipt confirmed in writing by such service), (c) five Business Days after mailing via U.S. certified mail, return receipt requested, or (d) on the date received (or if such date is not a Business Day, then on the next Business Day) if transmitted by facsimile, in each case addressed as follows:

If to the Purchaser, to:

Hennessy Capital Acquisition Corp.

700 Louisiana Street, Suite 900

Houston, Texas 77002

Attention: Daniel J. Hennessy

Fax No.: (312) 876-3854

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith, Dirk W. Andringa

Facsimile: (312) 853-7036

and to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Attention: Stuart Neuhauser

Facsimile: (212) 370-7889

If to the Seller:

and, if to Traxis, to:

The Traxis Group B.V.

c/o Cerberus Capital Management L.P.

875 Third Avenue

New York, NY 10022

Attention: Dev Kapadia

Fax No.: (212) 755-3009

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Richard A. Presutti, Esq.

Fax No.: (212) 593-5955

and/or to such other address and/or addressee as any such party has specified by prior written notice to the other parties hereto in accordance with this Section 10.07.

Section 10.08 Successors and Assigns; Benefit.

(a) The rights of any party under this Agreement shall not be assignable by such party without the written consent of the other parties hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.

(b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 10.09 Entire Agreement; Amendments; Waiver.

(a) This Agreement and the Exhibits and Schedules referred to herein, the Documents and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents, whether express or implied, between or among any of the parties hereto with respect to such subject matter.

(b) No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the parties hereto. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such waiver is sought. No course of dealing between the parties to this Agreement shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to this Agreement of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 10.10 Interpretation. Article, titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The references herein to Sections, Articles, Exhibits and Schedules, unless otherwise indicated, are references to Sections and Articles of and Exhibits and Schedules to this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. In this Agreement, except to the extent that the context otherwise requires: (a) “days” means calendar days unless otherwise indicated; (b) “$” or “US$” means United States Dollars; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) references to a Person are also to its permitted successors and assigns; (g) all references to dollar amounts in this Agreement shall mean U.S. dollars unless otherwise indicated and all payments hereunder shall be in US$; and (i) words in the singular include the plural, words in the plural include the singular, and words applicable to one gender shall be construed to apply to each gender.

Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 10.12 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13 Time. Time shall be of the essence in and for purposes of this Agreement.

Section 10.14 Sales and Transfer Taxes. The Purchaser shall pay and shall hold the Seller harmless from and against all stock transfer Taxes, recording fees, stamp Taxes and other sales, transfer, use, excise, purchase and similar Taxes, if any, imposed in connection with or as a result of the acquisition of the Acquired Entities by the Purchaser or the other transactions contemplated by this Agreement.

Section 10.15 Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, representations or warranties of the Seller, except as and to the extent provided in this Agreement. The specification of any dollar amount in the representations or warranties (as applicable) contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and none of the parties hereto shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy with any party as to whether any obligation, item or matter not included in a section of the Disclosure Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. If any information required by this Agreement to be furnished in any section of the Disclosure Schedule is contained in this Agreement or in any section of the Disclosure Schedule, such information shall be deemed to be included in all sections of the Disclosure Schedule to the extent it is reasonably apparent that such information is applicable to such other section of the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In no event shall any disclosure of such additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations or warranties in this Agreement. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party thereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Headings have been inserted in the sections of the Disclosure Schedule for the convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement.

Section 10.16 Remedies; Specific Performance. The parties hereto acknowledge that money damages would not be an adequate remedy at Law if any party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at Law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 10.17 No Recourse. Except in the case of intentional fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 10.08), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Released Party. Except in the case of intentional fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such liability or obligation.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Purchase Agreement as of the date first above written.

THE PURCHASER:

HENNESSY CAPITAL ACQUISITION CORP.

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Chief Executive Officer

SOLELY FOR THE PURPOSES OF SECTION 10.01(a) HEREOF:

THE SPONSOR:

HENNESSY CAPITAL PARTNERS I LLC

By:	/s/ Daniel J. Hennessy
Name: Daniel J. Hennessy
Title: Managing Member

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the parties have duly executed this Purchase Agreement as of the date first above written.

THE SELLER:

THE TRAXIS GROUP B.V.

By:	/s/ Dev Kapadia
Name: Dev Kapadia
Title: Managing Director